Filed Pursuant to Rule 424B5
File No. 333-124535
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 12, 2005)
$5,000,000,000
Medium-Term Notes, Series P (Senior)
Medium-Term Notes, Series Q (Subordinated)
Due Nine Months or More From Date of Issue

          U.S. Bancorp may at any time offer senior medium-term notes, Series P, and subordinated medium-term notes, Series Q. The specific terms of each note offered will be included in a pricing supplement. The notes offered will specify whether they are senior or subordinated notes and, unless the applicable pricing supplement specifies otherwise, they will have the following general terms:

•	The notes will mature nine (9) months or more from the date of issue.
•	The notes will bear interest at either a fixed or floating rate or will be zero coupon notes. Floating rate interest will be based on one or more of the following base rates, adjusted by a spread or a spread multiplier, or both:

• commercial paper rate	• prime rate
• federal funds rate	• CD rate
• LIBOR	• treasury rate
• EURIBOR	• CMT rate
• any other rate specified in the applicable pricing supplement

•	The notes will be denominated in U.S. dollars and have minimum denominations of $1,000, or will be in any foreign currency we specify.
•	We may redeem the notes if specified in the applicable pricing supplement.
•	Zero coupon notes will not pay interest.
•	Each note will be represented either by a global note held by or on behalf of The Depository Trust Company, or will be represented by a certificate issued in definitive form.
•	The notes may be issued at a discount from the principal amount payable at maturity and will constitute original issue discount notes.
          The notes are not deposits or other obligations of a bank and are not insured by the Savings Association Insurance Fund or the Bank Insurance Fund of the Federal Deposit Insurance Corporation or any other governmental agency. The notes are not secured. Potential purchasers of the notes should consider the information set forth in the “Risk Factors” section beginning on page S-4 of this prospectus supplement and under the caption “Foreign Currency Risks” beginning at page 26 of the attached prospectus.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Agents’ Commissions or
	Price to Public	Discounts(1)	Proceeds to U.S. Bancorp

Per Note	100%	.125%-.750%	99.875%-99.250%
Total(2)	$5,000,000,000	$6,250,000-$37,500,000	$4,993,750,000-$4,962,500,000

(1)	Commissions with respect to notes with stated maturity more than 30 years from the date of issue will be negotiated at time of sale.

(2)	Or the equivalent in other currencies or currency units.

          Offers to purchase the notes are being solicited from time to time by the agents listed below. We may sell notes to the agents as principal for resale at varying or fixed offering prices or through the agents using their reasonable efforts on our behalf. There is no established trading market for the notes and there is no assurance that the notes will be sold and that a secondary market for the notes will develop.

Lehman Brothers
ABN AMRO Incorporated Bear, Stearns & Co. Inc. Citigroup Global Markets Inc. Goldman, Sachs & Co. Merrill Lynch & Co. RBS Greenwich Capital	Banc of America Securities LLC BNP PARIBAS Credit Suisse First Boston HSBC Morgan Stanley UBS Investment Bank	Barclays Capital BNY Capital Markets, Inc. Deutsche Bank Securities Inc. JPMorgan RBC Capital Markets Wachovia Securities
May 12, 2005.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement, the attached prospectus and any pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the attached prospectus is accurate as of any date other than their respective dates.
      In this prospectus supplement, the words “USB,” “we,” “us” and “our” refer to U.S. Bancorp and its subsidiaries. If we have not defined certain terms in this prospectus supplement, we have defined them in the glossary section of the attached prospectus or in the indentures described below.

ABOUT THIS PROSPECTUS SUPPLEMENT
      This prospectus supplement sets forth certain terms of the notes that we may offer, and it supplements the section entitled “Description of Debt Securities” contained in the attached prospectus. This prospectus supplement supersedes the attached prospectus to the extent that it contains information which differs from the information in the attached prospectus.
      Each time we issue notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes that we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement or the attached prospectus to the extent that it contains information which differs from the information contained in this prospectus supplement or the attached prospectus.
      In making your investment decision, it is important for you to read and consider all information contained in this prospectus supplement and in the attached prospectus and the applicable pricing supplement. You should also read and consider the information contained in the documents identified under the heading “Where You Can Find More Information” on page 3 of the attached prospectus.

RISK FACTORS
      Your investment in the notes will involve certain risks. This prospectus supplement and the attached prospectus do not describe all of those risks. In addition to the information relating to our business and certain associated risks, which is incorporated by reference in the attached prospectus, you should, in consultation with your own financial and legal advisors, carefully consider the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes will not be an appropriate investment for you if you are not knowledgeable about significant features of the notes or financial matters in general. You should not purchase the notes unless you understand, and know that you can bear, these investment risks.
You may not be able to sell your notes if an active trading market for the notes does not develop.
      There is currently no secondary market for the notes. The agents currently intend, but are not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive.
We may choose to redeem the notes when prevailing interest rates are relatively low.
      If your notes are redeemable at our option, we may choose to redeem your notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as the optional redemption date or period approaches.
The trading value of the notes may be less than the principal amount of the notes.
      The trading market for, and trading value of, the notes may be affected by a number of factors. These factors include:

•	the time remaining to maturity of the notes;

•	the aggregate amount outstanding of the relevant notes;

•	any redemption features of the notes; and

•	the level, direction, and volatility of market interest rates generally.
      Often, the only way to liquidate your investment in the notes prior to maturity will be to sell the notes. At that time, there may be a very illiquid market for the notes or no market at all.
Changes in our credit ratings may affect the value of the notes.
      Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the notes.
The notes are structurally subordinated to debt of our subsidiaries.
      The notes are our obligations but our assets consist primarily of equity in our subsidiaries and, as a result, our ability to make payments on the notes depends on our receipt of dividends, loan payments and other funds from our subsidiaries. The payment of dividends by a bank subsidiary is subject to federal law restrictions as well as to the laws of the subsidiary’s state of incorporation. Our bank subsidiaries hold a significant portion of their mortgage loan and investment portfolios indirectly through their ownership interests in direct and indirect subsidiaries.

      The notes are not obligations of, nor guaranteed by, our subsidiaries, and our subsidiaries have no obligation to pay any amounts due on the notes. All amounts due on the notes will be structurally subordinated to all obligations and liabilities of our subsidiaries. The indentures relating to the notes do not limit our ability or the ability of our subsidiaries to issue or incur additional debt or preferred stock.
Subordinated notes have limited acceleration rights.
      The holders of senior notes may declare those notes in default and accelerate the due date of those notes if an event of default shall occur and be continuing. Acceleration of the senior notes may adversely impact our ability to pay obligations on subordinated notes.
      Holders of subordinated notes do not have the right to declare those notes in default and may accelerate payment of indebtedness only upon our bankruptcy.
The amount of interest we may pay on the notes may be limited by state law.
      New York law governs the notes. New York usury laws limit the amount of interest that can be charged and paid on loans, including debt securities like the notes. Under present New York law, the maximum permissible rate of interest is 25% per year on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested. Floating rate notes may not have a stated rate of interest and may exceed this limit. While we believe that a state or federal court sitting outside of New York may give effect to New York law, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We do not intend to claim the benefits of any laws concerning usurious rates of interest.
DESCRIPTION OF NOTES
      The following description of the particular terms of the notes offered under this prospectus supplement adds to, and to the extent it is inconsistent with the prospectus, replaces the description of the general terms and provisions of the debt securities contained in the attached prospectus. The particular terms of the notes sold under any pricing supplement will be described in that pricing supplement. The terms and conditions stated in this section will apply to each note unless the applicable pricing supplement indicates otherwise. References to interest payments and interest-related information do not apply to the zero coupon notes defined below. You should also carefully read the section entitled “Description of Debt Securities” contained in the attached prospectus.
General
      At our option, we may issue the notes as medium-term notes, Series P, which will represent the senior notes, or as medium-term notes, Series Q, which will represent the subordinated notes. The senior notes and the subordinated notes are referred to as senior debt securities and subordinated debt securities, respectively, in the attached prospectus. We will issue the senior notes under a senior indenture, dated October 1, 1991, as amended or supplemented from time to time, between us and Citibank, N.A., as senior trustee. We will issue the subordinated notes under a subordinated indenture dated October 1, 1991, as amended by a first supplemental indenture dated April 1, 1993, between us and Citibank, N.A., as subordinated trustee. In this prospectus supplement, the senior indenture and the subordinated indenture are referred to collectively as the indentures, and the senior trustee and subordinated trustee are referred to collectively as the trustees.
      The notes issued under a given indenture will constitute one series under that indenture. The notes will mature on a date that is nine (9) months or more from the date of issue, as stated in the applicable pricing supplement. The Series P notes will represent senior, unsubordinated debt of USB and will rank equally with all other unsecured and unsubordinated debt of USB. The Series Q notes will represent subordinated debt of USB and will rank junior to, and be subordinated to, all senior indebtedness of USB. See “Description of Debt Securities — Subordination of Subordinated Debt Securities” in the attached prospectus for a definition of senior indebtedness. The notes offered by this prospectus supplement will be limited to an aggregate principal amount of $5,000,000,000, or the equivalent of that amount in one or more foreign currencies, subject to reduction as a result of the sale by us of other securities referred to in the attached prospectus.
      Unless the applicable pricing supplement states otherwise:

•	the notes will mature on a business day that is nine (9) months or more from the date of issue, but a note payable at the commercial paper rate will mature after at least nine months and one day from its date of issue;

•	we will pay interest on fixed rate notes semi-annually;

•	the Series Q notes will mature after at least five years from their date of issue;

•	if the maturity date of any note or the interest payment date of any note (other than a floating rate note) specified in the applicable pricing supplement for such note is a day that is not a business day, interest, principal and premium, if any, will be paid on the next day that is a business day with the same force and effect as if made on the maturity date or the interest payment date, as the case may be, and no interest on that payment will accrue for the period from and after that maturity date or the interest payment date, as the case may be;

•	we will issue the notes at 100% of their principal amount;

•	holders will not be able to elect to have their notes repaid before the maturity date;

•	we will issue the notes, other than the foreign currency notes, in U.S. dollars;

•	we will issue the notes, other than the foreign currency notes, in fully registered form and in authorized denominations of $1,000 or any integral multiple of $1,000;

•	the principal, premium, and interest, if any, payable at maturity or at redemption on each note will be paid in immediately available funds when the note is presented at the corporate trust office of the paying agent; and

•	we will issue the notes as global securities registered in the name of a nominee of The Depository Trust Company, as depositary. We will refer to these notes as global notes in this prospectus supplement. We can also issue the notes in definitive registered form, without coupons, otherwise known as a certificated note, as described in the applicable pricing supplement.
      The notes can be presented for payment of principal and interest, the transfer of the notes can be registered and the notes can be exchanged at the offices that we maintain for this purpose as described under “—Interest and Principal Payments.” However, global notes can be exchanged only in the manner and to the extent described under the heading “—Book-Entry Notes” below.
      The term business day means, and unless the applicable pricing supplement specifies otherwise, any day that is not a Saturday or Sunday and that is not a day that banking institutions in New York City are generally authorized or obligated by law or executive order to close. For LIBOR notes issued in U.S. dollars, a business day, with respect to any payment, is any day that is not a Saturday or Sunday and that is not a day that banking institutions in New York City are generally authorized or obligated by law or executive order to close, and is also a London business day, and with respect to an interest determination date, is a London business day. For notes denominated in a specified currency other than euro, the term business day means any day that is not a Saturday or Sunday and that is not a day that banking institutions in New York City are generally authorized or obligated by law or executive order to close, and is also a day on which commercial banks and foreign exchange markets settle payments in the principal financial center of the country of the relevant specified currency (if other than The City of New York). For notes denominated in euro, the term business day means any day that is not a Saturday or Sunday, and is also a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer System is operating, which we will refer to as a TARGET business day.
      Unless otherwise specified in the applicable pricing supplement, the principal financial center of any country for the purpose of the foregoing definition is as provided in the 2000 ISDA Definitions, as amended and updated from time to time, published by the International Swaps and Derivatives Association, Inc. (which we will refer to as the ISDA definitions).
      “London business day” means any day on which dealings in U.S. dollars are transacted in the London interbank market.
      The applicable pricing supplement relating to each note will describe the following:

•	whether the note is a senior note or a subordinated note;

•	whether the note is being issued at a price other than 100% of its principal amount;

•	the principal amount of the note;

•	the date on which the note will be issued;

•	the date on which the note will mature;

•	whether the note is a fixed rate note, a floating rate note, or a zero coupon note;

•	any additional terms applicable to any foreign currency note with respect to the payment of principal and any premium or interest for that note;

•	the annual rate at which the note will bear interest and the interest payment date and regular record date, defined under the heading “—Interest Rates” below, if different from those described below;

•	whether the note is an original issue discount note, and if so, any additional provisions relating to this feature of the note;

•	whether the note may be redeemed at our option, and any provisions relating to redemption of the note;

•	whether the note will be represented by a certificated note and any provisions relating to this feature of the note;

•	the authorized denominations of foreign currency notes; and

•	any other terms of the note consistent with the provisions of the applicable indenture.
      Unless the applicable pricing supplement specifies otherwise, neither indenture contains provisions specifically designed to protect holders in the event of a highly leveraged transaction involving us. Payment of the Series Q notes may be accelerated only in the event of our bankruptcy or reorganization. Unless the applicable pricing supplement indicates otherwise, the subordinated note indenture does not provide for any right of acceleration of the payment of principal of the Series Q notes if there is a default in the payment of principal or interest or in the performance of any covenant or agreement in the Series Q notes or in the subordinated note indenture.
Interest and Principal Payments
      Unless the applicable pricing supplement specifies otherwise, we will make payments of principal, interest owed, and premium, if any, with respect to any note, in U.S. dollars. If the specified currency for a note is other than U.S. dollars, we will (unless otherwise specified in the applicable pricing supplement) arrange to convert all payments in respect of that note into U.S. dollars in the manner described in the following paragraph. The holder of a note having a specified currency other than U.S. dollars may (if the applicable pricing supplement and that note so indicate) elect to receive all payments in respect of that note in the specified currency by delivery of a written notice to the paying agent for that note not later than fifteen calendar days prior to the applicable payment date. That election will remain in effect until revoked by written notice to the paying agent received not later than fifteen calendar days prior to the applicable payment date.
      In the case of a note having a specified currency other than U.S. dollars, the amount of any U.S. dollar payment in respect of that note will be based on the bid quoted by the exchange rate agent as of 11:00 a.m.,

London time, on the second day preceding the payment date on which banks are open for business in London and New York City, for the purchase of U.S. dollars with the specified currency for settlement on the payment date of the aggregate amount of the specified currency payable to all holders of notes denominated in other than in U.S. dollars and who are scheduled to receive U.S. dollar payments. If this bid quotation is not available, the exchange rate agent will obtain a bid quotation from a leading foreign exchange bank in London or New York City selected by the exchange rate agent for this purchase. If the bids are not available, payment of the aggregate amount due to all holders of notes on the payment date will be made in the specified currency. All currency exchange costs will be borne by the holder of the note by deductions from these payments.
      Except as provided under the heading “—Book Entry Notes” below, we will pay interest to the person in whose name a note, or any predecessor note, is registered at the close of business on the regular record date next preceding each interest payment date. Interest payable at maturity or upon redemption will be payable to the person to whom the principal will be payable.
      The agent for payment, transfer and exchange of the notes, who will be referred to in this prospectus supplement as the paying agent, is U.S. Bank Trust National Association, one of our affiliates, acting through its corporate trust office in New York City, New York. Unless the applicable pricing supplement specifies otherwise, we will pay the principal, interest, and premium, if any, at maturity or redemption in immediately available funds to The Depository Trust Company, as depositary, or its nominee as the registered owner of the global notes representing the book-entry notes. But we may at our option, pay interest on any certificated note, other than interest at maturity or upon redemption, by mailing a check to the address of the person or entity entitled to the payment shown on our security register at the close of business on the regular record date related to the interest payment date.
      Unless the applicable pricing supplement specifies otherwise, holders of U.S. $10,000,000 or more in aggregate principal amount of certificated notes will receive payments of interest, other than interest at maturity or upon redemption, by wire transfer of immediately available funds, if they have given appropriate wire transfer instructions to the paying agent in writing not later than the regular record date.
      Except as provided under the heading “—Book Entry Notes” below, if the original issue date of a note is between a regular record date and an interest payment date, the initial interest payment will be made on the interest payment date following the next succeeding regular record date. We will make the interest payment to the registered holder on that next succeeding regular record date.
      We can change interest rates and base rates, as defined below, from time to time but this change will not affect any note issued or note that we agreed to issue. Unless the applicable pricing supplement specifies otherwise, the interest payment dates and the regular record dates for fixed rate notes will be as described below under the heading “—Fixed Rate Notes” and the interest payment dates and the regular record dates for floating rate notes will be as described below under the heading “—Floating Rate Notes.”
Interest Rates

General
      The interest rate on the notes will be determined by either:

•	in the case of fixed rate notes, a fixed rate; or

•	in the case of floating rate notes, a floating rate determined by one or more base rates, which may be adjusted by any spread and/or spread multiplier.
      A floating rate note may also have either or both of the following:

•	a maximum interest rate limitation, or ceiling, on the rate at which interest will accrue during any interest period; and

•	a minimum interest rate limitation, or floor, on the rate at which interest will accrue during any interest period.

      Each note that bears interest will bear interest from and including its date of issue or from and including the most recent interest payment date to which interest has been paid or duly provided:

•	at the fixed rate per annum applicable to the related interest period; or

•	at the rate per annum determined by reference to the base rate applicable to the related interest period or interest periods, in each case as specified in the note and in the applicable pricing supplement, until the principal is paid or made available for payment. Interest will be payable on each interest payment date and at maturity or upon redemption.
      The interest rate on a note for any interest period will in no event be higher than the maximum rate permitted by New York law as this law may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per year on a simple interest basis. This limit may not apply to notes in which $2,500,000 or more has been invested.
      The applicable pricing supplement will specify the following with respect to each note that bears interest:

•	the issue price and interest payment dates;

•	for any fixed rate note, the interest rate;

•	for any floating rate note:

•	the initial interest rate, as defined below;

•	the method, which may vary from interest period to interest period, of calculating the interest rate applicable to each interest period including, if applicable, the fixed rate per annum applicable to one or more interest periods;

•	the index maturity, which means the period to maturity of any instrument on which the base rate for any interest period is predicated;

•	any spread or spread multiplier, as defined below;

•	the interest determination dates, as defined below;

•	the interest reset dates, as defined below;

•	any minimum or maximum interest rate limitations;

•	whether the note is an original issue discount note; and

•	any other terms related to interest on the notes.
Fixed Rate Notes

How Interest Accrues
      Each fixed rate note will bear interest from the date of issue at the annual rate stated on its face and in the applicable pricing supplement. Unless the applicable pricing supplement specifies otherwise, interest payments for fixed rate notes will be the amount of interest accrued to, but excluding, the relevant interest payment date.

When Interest Is Paid
      Unless the applicable pricing supplement states otherwise, the interest payment dates for fixed rate notes will be February 1 and August 1 of each year and at maturity or, if applicable, upon redemption. The regular record dates for fixed rate notes will be the day, whether or not a business day, fifteen calendar days preceding each interest payment date.

How Interest Is Calculated
      Interest on fixed rate notes will be computed and paid on the basis of a 360-day year of twelve 30-day months.

If a Payment Date Is Not a Business Day
      If any interest payment date on a fixed rate note is not a business day, the interest payment will be made on the next day that is a business day, and no interest will accrue for the period from and after the scheduled interest payment date.
Floating Rate Notes

General
      Each floating rate note will bear interest at a floating rate determined by reference to an interest rate basis or formula, which we refer to as the base rate.
      The applicable pricing supplement may designate one or more of the following base rates as applicable to each floating rate note:

•	the commercial paper rate;

•	the federal funds rate;

•	LIBOR;

•	EURIBOR;

•	the prime rate;

•	the CD rate;

•	the treasury rate;

•	the CMT rate; or

•	one or more other base rates specified in the applicable pricing supplement.
      The interest rate on each floating rate note for each interest period will be determined by reference to the applicable base rate specified in the applicable pricing supplement for that interest period, plus or minus the applicable spread, if any, and/or multiplied by the applicable spread multiplier, if any.
      The spread is the number of basis points, each one-hundredth of a percentage point, specified in the applicable pricing supplement to be added or subtracted from the base rate for that floating rate note. For example, if a note bears interest at LIBOR plus one basis point, or .01%, and the calculation agent determines that LIBOR is 5.00% per annum, the note will bear interest at 5.01% per annum until the next interest reset date. The spread multiplier is the percentage specified in the applicable pricing supplement to be applied to the base rate for a floating rate note. For example, if a note bears interest at 90% of LIBOR, and the calculation agent determines that LIBOR is 5.00% per annum, the note will bear interest at 4.50% per annum until the next interest reset date.

When Interest on Floating Rate Notes Is Paid
      Unless the applicable pricing supplement specifies otherwise and except as provided below, we will pay interest on floating rate notes on the following interest payment dates:

•	in the case of floating rate notes with a daily, weekly or monthly interest reset date, on the third Wednesday of each month of each year;

•	in the case of floating rate notes with a quarterly interest reset date, on the third Wednesday of March, June, September and December of each year;

•	in the case of floating rate notes with a semi-annual interest reset date, on the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

•	in the case of floating rate notes with an annual interest reset date, on the third Wednesday of the month of each year specified in the applicable pricing supplement.
We will also pay interest, in the case of all floating rate notes, at maturity or upon redemption.
      Unless the applicable pricing supplement specifies otherwise, the regular record dates for the floating rate notes will be the day, whether or not a business day, fifteen calendar days preceding each interest payment date.

If a Payment Date Is Not a Business Day
      If any interest payment date for a floating rate note is a day that is not a business day, the interest payment date for the floating rate note will be postponed to the next day that is a business day, provided that, for LIBOR and EURIBOR notes, if that business day is in the next calendar month, the interest payment date will be the immediately preceding business day.

How Floating Interest Rates Are Reset
      The rate of interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually or annually, as specified in the applicable pricing supplement. The date on which the floating rate note is reset is called the interest reset date.
      Unless the applicable pricing supplement specifies otherwise, the interest reset date will be as follows:

•	in the case of floating rate notes which are reset daily, each business day;

•	in the case of floating rate notes, other than treasury rate notes, which are reset weekly, the Wednesday of each week;

•	in the case of floating rate notes that are treasury rate notes which are reset weekly, the Tuesday of each week, except if the auction date falls on a Tuesday, then the next business day, as provided below;

•	in the case of floating rate notes which are reset monthly, the third Wednesday of each month;

•	in the case of floating rate notes which are reset quarterly, the third Wednesday of March, June, September and December of each year;

•	in the case of floating rate notes which are reset semi-annually, the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

•	in the case of floating rate notes which are reset annually, the third Wednesday of the month of each year specified in the applicable pricing supplement.
      The applicable pricing supplement will indicate the interest rate in effect from the date of issue to the first interest reset date with respect to a floating rate note, which we will refer to as the initial interest rate. If any interest reset date for a floating rate note is a day that is not a business day, the interest reset date will be postponed to the next day that is a business day, provided that, for LIBOR and EURIBOR notes, if the next business day is in the succeeding calendar month, the interest reset date will be the immediately preceding business day.

Date Interest Rate Is Determined
      Unless the applicable pricing supplement specifies otherwise, the interest rate determined for any interest determination date will become effective on the next succeeding interest reset date. The interest determination date is the date that the calculation agent will refer to when determining the new interest rate at which a floating rate will reset.

      Unless the applicable pricing supplement states otherwise, the interest determination date for any interest reset date will be:

•	for commercial paper rate notes, CD rate notes and CMT rate notes, the second business day before that interest reset date;

•	for federal funds rate notes and prime rate notes, the business day immediately preceding the related interest reset date;

•	for LIBOR notes, the second London business day before the interest reset date;

•	for EURIBOR notes, the second TARGET business day before the interest reset date; and

•	for treasury rate notes, the business day (other than the interest reset date) on which treasury bills would normally be auctioned in the week in which the interest reset date falls.
      Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but the auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the interest determination date for the interest reset date for treasury rate notes occurring in the next week. If an auction falls on a day that is an interest reset date for a treasury rate note, the interest reset date will be the following business day.
      The interest determination date for a floating rate note, which interest rate is determined by two or more base rates, will be the latest business day that is at least two business days prior to the interest reset date for the floating rate note on which each such base rate can be determined.

How Interest on Floating Rate Notes Is Calculated
      Interest on floating rate notes will accrue from and including the most recent interest payment date on which interest is paid or duly provided for, or, if no interest is paid or duly provided for, the date will be from and including the issue date or any other date specified in the pricing supplement on which interest begins to accrue. Interest will accrue to, but excluding, the next interest payment date, or if earlier, the date on which the principal is paid or duly made available for payment. Accrued interest for a floating rate note will be calculated by multiplying the principal amount of the floating rate note by an accrued interest factor. The accrued interest factor will be the sum of the interest factors calculated for each day in the period for which the interest is being paid.
      Unless the applicable pricing supplement states otherwise, the interest factor for each day is computed by dividing the annual interest rate, expressed as a decimal, applicable to that day:

•	by 360, for commercial paper rate notes, federal funds rate notes, EURIBOR notes, LIBOR notes, prime rate notes, and CD rate notes; or

•	by the actual number of days in the year, in the case of treasury rate notes and CMT rate notes.
      Unless the applicable pricing supplement states otherwise, all percentages resulting from any calculation for the floating rate notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% or ..09876545 will be rounded to 9.87655% or .0987655, and 9.876544% or .09876544 will be rounded to 9.87654% or .0987654. All calculations of the accrued interest factor for any day on floating rate notes will be rounded, if necessary, to the nearest one hundred-millionth, with five one-billionths rounded upward. For example, .098765455 will be rounded to .09876546 and ..098765454 will be rounded to .09876545. All dollar amounts used in or resulting from any of these calculations will be rounded to the nearest cent, with one-half cent being rounded upwards.
      The interest rate in effect on each day will be:

•	if the day is an interest reset date, the interest rate for the interest determination date related to the interest reset date; or

•	if the day is not an interest reset date, the interest rate for the interest determination date related to the next preceding interest reset date, subject in either case to any maximum or minimum interest rate referred to in the applicable pricing supplement.
      Unless the applicable pricing supplement specifies otherwise, U.S. Bank Trust National Association, one of our affiliates, will be the calculation agent for any issue of floating rate notes. On or before each calculation date, the calculation agent will determine the interest rate as described below and notify the paying agent. The paying agent will determine the accrued interest factor applicable to the floating rate note. The paying agent will, at the request of the holder of a floating rate note, provide the interest rate then in effect and the interest rate that will become effective as a result of a determination made on the most recent interest determination date for the floating rate note. The determinations of interest rates made by the calculation agent are conclusive and binding, and neither the trustee nor the paying agent have the duty to verify them.
      Unless the applicable pricing supplement specifies otherwise, the calculation date, if applicable, related to any interest determination date on a floating rate note will be the earlier of:

•	the tenth calendar day after the interest determination date, or, if that day is not a business day, the following business day; and

•	the business day before the applicable interest payment date, maturity date or redemption date, as the case may be.
Base Rates
      Commercial Paper Rate. Commercial paper rate notes will bear interest at the interest rates, calculated with reference to the commercial paper rate and the spread and/or spread multiplier, if any, specified in the commercial paper rate notes and in the applicable pricing supplement. Commercial paper rate notes will also be subject to the minimum and the maximum interest rates, if any.
      Unless the applicable pricing supplement specifies otherwise, commercial paper rate means, for any commercial paper interest determination date, the money market yield, calculated as described below, of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement as published in “Statistical Release H.15(519), Selected Interest Rates” or any successor publication of the Board of Governors of the Federal Reserve System, which we will refer to as H.15(519), under the heading “Commercial Paper—Nonfinancial.”
      Unless the applicable pricing supplement states otherwise, the following procedures will be followed if the commercial paper rate cannot be determined as described above:

•	If the rate is not published by 3:00 p.m., New York City time, on the calculation date relating to the commercial paper interest determination date, then the commercial paper rate will be the money market yield of the rate on the commercial paper interest determination date for commercial paper having the index maturity specified in the applicable pricing supplement as set forth in the daily update of H.15(519), available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication, which we will refer to as the H.15 Daily Update, under the heading “Commercial Paper—Nonfinancial.”

•	If by 3:00 p.m., New York City time, on the calculation date, the rate is not published in either H.15(519) or the H.15 Daily Update, then the calculation agent shall determine the commercial paper rate to be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on the commercial paper interest determination date of three leading dealers of commercial paper in New York City, selected by the calculation agent, after consultation with us, for commercial paper having the index maturity specified in the applicable pricing supplement placed for an industrial issuer whose bond rating is “AA” or the equivalent, from a nationally recognized statistical rating agency.

•	If the dealers selected by the calculation agent are not quoting as described in the previous bullet point, the commercial paper rate in effect immediately before the commercial paper interest determination date will not change and will remain the commercial paper rate in effect on the commercial paper interest determination date.
      Money market yield is a yield calculated under the following formula:

Money Market Yield =	D × 360 360 - (D × M)	× 100
      Where “D” refers to the applicable annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest period for which the interest is being calculated.
      Federal Funds Rate. Federal funds rate notes will bear interest at the interest rates, calculated with reference to the federal funds rate and the spread and/or spread multiplier, if any, specified in the federal funds rate notes and in the applicable pricing supplement. Federal funds rate notes will be subject to the minimum and the maximum interest rate, if any.
      Unless the applicable pricing supplement specifies otherwise, federal funds rate means, for any federal funds interest determination date, the rate on that date for federal funds as published in H.15(519) under the heading “Federal Funds (Effective)” as displayed on Moneyline Telerate, Inc., or any successor service, on page 120, or any other page as may replace the applicable page on that service, which is commonly referred to as “Telerate Page 120.”
      Unless the applicable pricing supplement states otherwise, the following procedures will be followed if the federal funds rate cannot be determined as described above:

•	If the above rate is not published by 3:00 p.m., New York City time, on the calculation date for the federal funds interest determination date, the federal funds rate will be the rate published in the H.15 Daily Update under the heading “Federal Funds (Effective).”

•	If neither of the above rates is published by 3:00 p.m., New York City time, on the calculation date for the federal funds interest determination date, the calculation agent will determine the federal funds rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading dealers of federal funds transactions in New York City, selected by the calculation agent, after consultation with us, as of 3:00 p.m., New York City time, on the federal funds interest determination date.

•	If the dealers selected by the calculation agent are not quoting as described in the previous bullet point, the federal funds rate in effect immediately before the federal funds interest determination date will not change and will remain the federal funds rate in effect on the federal funds interest determination date.
      LIBOR. LIBOR notes will bear interest at the interest rates, calculated with reference to the London interbank offered rate, commonly referred to as LIBOR, and the spread and/or spread multiplier, if any, specified on the face of the LIBOR notes and in the applicable pricing supplement. LIBOR notes will be subject to the minimum and the maximum interest rate, if any.
      Unless otherwise specified in the applicable pricing supplement, the calculation agent will determine LIBOR for each interest determination date relating to a LIBOR note as follows:

•	For any LIBOR interest determination date, LIBOR will be the rate for deposits in U.S. dollars having the index maturity specified in the applicable pricing supplement, on the second London business day before the LIBOR interest reset date, that is displayed on Moneyline Telerate, Inc., or any other successor service, as of 11:00 a.m., London time, on page 3750, or any other page as may replace the applicable page on that service, which is commonly referred to as “Telerate Page 3750.”

•	If no rate appears, the calculation agent will request that the principal London offices of each of four major banks in the London interbank market, selected by the calculation agent, after consultation with us, at approximately 11:00 a.m., London time on the LIBOR interest determination date, provide the calculation agent with their offered quotation for deposits in U.S. dollars having the index maturity designated in the applicable pricing supplement on the second London business day before the LIBOR interest reset date, and in a principal amount that in the judgment of the calculation agent is representative of a single transaction in the market at that time. If at least two quotations are provided, LIBOR for the LIBOR interest determination date will be the arithmetic mean of these quotations.

•	If fewer than two quotations are provided, LIBOR will be determined for the applicable LIBOR interest determination date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, by three major banks in New York City selected by the calculation agent, after consultation with us, for loans in U.S. dollars to leading European banks, having the index maturity specified in the applicable pricing supplement, on the second London business day before the LIBOR interest reset date, and in a principal amount that, in the judgment of the calculation agent, is representative of a single transaction in the market at that time.

•	If the banks so selected by the calculation agent are not quoting as described in the previous bullet point, LIBOR in effect immediately before the LIBOR interest determination date will not change and will remain the LIBOR in effect on such LIBOR interest determination date.
      EURIBOR. EURIBOR notes will bear interest at the interest rates, calculated with reference to EURIBOR and the spread and/or multiplier, if any, specified in the EURIBOR notes and in the applicable pricing supplement. EURIBOR notes will be subject to the minimum and maximum interest rate, if any.
      Unless otherwise specified in the applicable pricing supplement, EURIBOR means, for any interest determination date, a base rate equal to the interest rate for deposits in euros designated as “EURIBOR” and sponsored jointly by the European Banking Federation and ACI — the Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing that rate. EURIBOR will be determined in the following manner:

•	EURIBOR will be the offered rate for deposits in euros having the index maturity specified in the applicable pricing supplement, beginning on the second euro business day after the relevant interest determination date, as that rate appears on Telerate Page 248 as of 11:00 a.m., Brussels time, on the relevant interest determination date.

•	If the rate described above does not appear on Telerate Page 248, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant interest determination date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent, after consultation with us: euro deposits having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal euro-zone office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, EURIBOR for the relevant interest determination date will be the arithmetic mean of the quotations.

•	If fewer than two quotations are provided as described above, EURIBOR for the relevant interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 a.m., Brussels time on that interest determination date, by three major banks in the euro-zone selected by the calculation agent, after consultation with us: loans of euros having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

•	If fewer than three banks selected by the calculation agent are quoting as described in the previous bullet point, EURIBOR in effect immediately before the new interest period will not change and will remain the EURIBOR in effect on such EURIBOR new interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

      Prime Rate. Prime rate notes will bear interest at the interest rates, calculated with reference to the prime rate and the spread and/or spread multiplier, if any, specified in the prime rate notes and in the applicable pricing supplement. Prime rate notes will be subject to the minimum and the maximum interest rate, if any.
      Unless the applicable pricing supplement specifies otherwise, prime rate means, for any interest determination date, the rate on that date as published in H.15(519) under the heading “Bank Prime Loan.”
      Unless otherwise specified in the applicable pricing supplement, the following procedures will be followed if the prime rate cannot be determined as described above:

•	If the rate is not published prior to 9:00 a.m., New York City time, on the calculation date, then the prime rate will be the rate on that prime interest determination date as published in the H.15 Daily Update under the heading “Bank Prime Loan.”

•	If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the prime rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least three major banks in New York City selected by the calculation agent, after consultation with us.

•	If the banks selected are not quoting as mentioned in the previous bullet, the prime rate will remain the prime rate for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.
      CD Rate. CD Rate Notes will bear interest at the interest rates, calculated with reference to the CD rate and the spread and/or spread multiplier, if any, specified in the CD rate notes and in the applicable pricing supplement. CD rate notes will be subject to the minimum and the maximum interest rates, if any.
      Unless the applicable pricing supplement specifies otherwise, CD rate means, for any CD interest determination date, the rate on that date for negotiable certificates of deposit having the index maturity stated in the applicable pricing supplement as this rate is published in H.15(519) under the heading “CDs (secondary market).”
      Unless otherwise specified in the applicable pricing supplement, the following procedures will be followed if the CD rate cannot be determined as described above:

•	If by 3:00 p.m., New York City time, on the calculation date related to the CD interest determination date, this rate is not published in H.15(519), the CD rate will be the rate on the CD interest determination date for negotiable certificates of deposit of the index maturity specified in the applicable pricing supplement and published in the H.15 Daily Update under the heading “CDs (secondary market).”

•	If by 3:00 p.m., New York City time, on the calculation date, the rate is not published in either H.15(519) or the H.15 Daily Update, the calculation agent will calculate the CD rate to be the arithmetic mean of the secondary market offered rates as of 3:00 p.m., New York City time, on the CD interest determination date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City, selected by the calculation agent, after consultation with us, for negotiable certificates of deposit of major United States money market banks which are rated A-1+ by Standard & Poor’s Ratings Group and P-1 by Moody’s Investors Service, and with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in denominations of $5,000,000.

•	If the dealers selected by the calculation agent are not quoting as described in the previous bullet point, the CD rate in effect immediately before that CD interest determination date will not change and will remain the CD rate in effect on that CD interest determination date.

      Treasury Rate. Treasury rate notes will bear interest at the interest rates, calculated with reference to the treasury rate and the spread and/or spread multiplier, if any, specified in the treasury rate notes and in the applicable pricing supplement. Treasury rate notes will be subject to the minimum and the maximum interest rates, if any.
      Unless the applicable pricing supplement specifies otherwise, treasury rate means, for any treasury interest determination date, the rate for the most recent auction of direct obligations of the United States, commonly referred to as treasury bills, having the index maturity specified in the applicable pricing supplement as this rate is displayed on Moneyline Telerate, Inc., or any successor service under the caption “Investment Rate”:

•	on page 56 or 57, or any other page as may replace the applicable page on that service, which is commonly referred to as “Telerate Page 56” or “Telerate Page 57,” as the case may be; or

•	if not published on Moneyline Telerate, Inc. by 3:00 p.m., New York City time, on the calculation date for the treasury interest determination date, the rate published in the H.15 Daily Update under the heading “U.S. Government Securities/ Treasury Bills/ Auction High.”
      Unless the applicable pricing supplement states otherwise, the following procedures will be followed if the treasury rate cannot be determined as described above:

•	If not published in H.15(519) by 3:00 p.m., New York City time, on the calculation date for the treasury interest determination date, the treasury rate will be the bond equivalent yield of the auction rate of the applicable treasury bills on the treasury interest determination date as announced by the U.S. Department of the Treasury.

•	If by 3:00 p.m., New York City time on the calculation date, the results of the auction of treasury bills having the index maturity designated in the applicable pricing supplement are not otherwise as provided above or if no auction is held in a particular week, then the calculation agent will calculate the treasury rate to be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of 3:30 p.m., New York City time, on the treasury interest determination date, of three leading primary U.S. government securities dealers selected by the calculation agent, after consultation with us, for the issue of treasury bills with a remaining maturity closest to the index maturity designated in the applicable pricing supplement.

•	If the dealers selected by the calculation agent are not quoting as described in the previous bullet point, the treasury rate in effect immediately before the treasury determination date will not change and will remain the treasury rate in effect on that treasury interest determination date.
      The “bond equivalent yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

bond equivalent yield =	D × N 360 - (D × M)	× 100
      Where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.
      CMT Rate. CMT rate notes will bear interest at the interest rates calculated with reference to the CMT rate and the spread and/or spread multiplier, if any, specified in the CMT rate notes and in the applicable pricing supplement. CMT rate notes will be subject to the minimum and the maximum interest rates, if any.
      Unless the applicable pricing supplement specifies otherwise, CMT rate means, for any CMT interest determination date, the rate reported on Moneyline Telerate, Inc., or any successor service, under the heading “Daily Treasury Constant Maturities and Money Markets/ Federal Reserve Board Release H.15 Monday’s Approx. 3:45 p.m. EDT,” on page 7051, or any other page as may replace the applicable page on that service, which is commonly referred to as “Telerate Page 7051.”

      The following procedures will be followed if the CMT rate cannot be determined as described above:

•	If the rate is not available by 3:00 p.m., New York City time, on the applicable calculation date, the calculation agent will calculate the CMT rate for the CMT interest determination date, which will be the bond equivalent yield to maturity of the arithmetic mean of the secondary market bid rates, as of 3:00 p.m., New York City time, on the applicable CMT interest determination date, reported, according to their written records, by three leading primary U.S. government securities dealers in New York City selected by the calculation agent, after consultation with us, for the most recently issued direct noncallable fixed rate treasury bills with an original maturity approximately equal to the applicable index maturity.

•	If fewer than three reference dealers selected by the calculation agent are quoting as described in the previous bullet point, the CMT rate in effect immediately before the CMT interest determination date will not change and will remain the CMT rate in effect on that CMT interest determination date.
Original Issue Discount Notes
      We may issue notes as original issue discount notes. An original issue discount note is a note, including a zero coupon note, offered at a discount from the principal amount of the note due at its stated maturity, as specified in the applicable pricing supplement.
      Unless otherwise specified in the applicable pricing supplement, the amount payable at acceleration of maturity to the holder of an original issue discount note will be the sum of:

•	the amortized face amount of the note, and

•	in the case of an interest-bearing note issued as an original issue discount note, any accrued but unpaid qualified stated interest payments.
      Unless otherwise specified in the applicable pricing supplement, the amount payable upon redemption to the holder of an original issue discount note will be the sum of:

•	the applicable percentage of the amortized face amount of the note specified in the applicable pricing supplement, and

•	in the case of an interest-bearing note issued as an original issue discount note, any accrued but unpaid qualified stated interest payments.
      For purposes of computing the payments described in the foregoing paragraph, the amortized face amount of an original issue discount note is equal to the sum of:

•	the issue price of the original issue discount note; and

•	the portion of the difference between the issue price and the principal amount of the original issue discount note that has been amortized at the stated yield of the original issue discount note, computed in accordance with the rules set forth in the Internal Revenue Code, or “Code,” and applicable Treasury regulations, at the date as of which the amortized face amount is calculated.
      In no event can the amortized face amount exceed the principal amount of the note due at its stated maturity date. As used in this paragraph, issue price means the principal amount of the original issue discount note due at the stated maturity of the note, less the original issue discount of the note specified on its face and in the applicable pricing supplement. The term stated yield of the original issue discount note means the yield to maturity specified on the face of the note and in the applicable pricing supplement for the period from the note’s original issue date to its stated maturity date based on its issue price and its stated redemption price at maturity.
      Persons considering the purchase of original issue discount notes should read the discussion set forth below under the heading “Certain United States Federal Income Tax Consequences—U.S. Holders—Original Issue Discount.”

Book-Entry Notes
      At the time of issuance, one or more global notes will represent all fixed rate notes of the same series, having the same interest rate, if any, issue date, redemption date, maturity date, and other terms, if any.
      Except as set forth in the attached prospectus under “Book-Entry Issuance,” you may not exchange book-entry notes or interests in book-entry notes for certificated notes.
      Each global note will be deposited with, or on behalf of, The Depository Trust Company, as depositary, and registered in the name of a nominee of the depositary. These global notes name the depositary or its nominee as the owner of the notes. The depositary maintains a computerized system that will reflect the interests held by its participants in the global notes. An investor’s beneficial interest will be reflected in the records of the depositary’s direct or indirect participants through an account maintained by the investor with its broker/ dealer, bank, trust company or other representative. A further description of the depositary’s procedures for global notes representing book-entry notes is set forth in the attached prospectus under “Book-Entry Issuance.” The depositary has confirmed to us, the agents and each trustee that it intends to follow these procedures.
Redemption
      The applicable pricing supplement will indicate whether the notes can be redeemed prior to maturity. If the notes are redeemable, the applicable pricing supplement will indicate the terms of our option to redeem the notes prior to maturity. Unless the pricing supplement provides otherwise, in the case of notes other than zero coupon notes or certain interest bearing notes issued as original issue discount notes, the redemption price will be a specified percentage of the principal amount of the note, together with accrued interest, if any, to the date of redemption. Unless the pricing supplement provides otherwise, in the case of zero coupon notes or certain interest bearing notes issued as original issue discount notes, the redemption price will be a specified percentage of the amortized face amount of the note, together with accrued interest, if any, to the date of redemption. Unless the applicable pricing supplement specifies otherwise, we may redeem any of the notes which are redeemable and remain outstanding either in whole or in part, at any time, with 30 to 60 days’ notice mailed by us to the registered holder of the note. Unless the applicable pricing supplement specifies otherwise, we will not be obligated to redeem or purchase notes subject to a sinking fund or analogous provision or at the option of any holder. If less than all of the notes with similar terms are to be redeemed, the paying agent and registrar will select the notes to be redeemed by a method that the paying agent and registrar deem fair and appropriate. If we redeem less than all of the principal of a note prior to maturity, we will issue a new note with similar terms and of an authorized denomination representing the unredeemed portion of the note to the registered holder.
Foreign Currency Notes
      If we issue notes denominated in a currency other than U.S. dollars or euro we will not sell those notes in, or to residents of, the country that issues the currency in which those notes are denominated unless permitted by that country’s laws. This prospectus supplement is directed to prospective purchasers who are U.S. residents. Prospective purchasers who are residents of countries other than the United States should consult their own financial and legal advisors with regard to the purchase of the notes, and should review the section entitled “Foreign Currency Risks” in the attached prospectus.
Other Provisions; Addenda
      Any provisions relating to the calculation of the interest rate applicable to a note or any other related matter may be modified as specified in the applicable pricing supplement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      The following is a summary of the principal U.S. federal income tax consequences relating to your purchase, ownership, and sale of notes. It is based upon the relevant laws and rules that are now in effect and as they are currently interpreted. However, these laws and rules may be changed at any time, possibly with retroactive effect. This discussion deals only with holders that will hold notes as capital assets, and does not address the U.S. federal income tax consequences applicable to all categories of investors. In particular, the discussion does not deal with those of you who may be in special tax situations, such as dealers in securities, insurance companies, financial institutions, regulated investment companies, or tax-exempt entities. It does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to the notes or to you as a holder of the notes. This summary also may not apply to all forms of notes that we may issue. If the tax consequences associated with a particular form of note are different than those described below, they will be discussed in the pricing supplement relating to that note.
      The U.S. federal income tax discussion that appears below is included in this prospectus supplement for your general information. Some or all of the discussion may not apply to you depending upon your particular situation. You should consult your tax advisor concerning the tax consequences to you of owning and disposing of the notes, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in federal or other tax laws.
      As used in this prospectus supplement, the term “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	an entity which is a corporation or partnership for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any state or the District of Columbia (other than a partnership that is not treated as a U.S. person under any applicable Treasury regulations);

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.
      Notwithstanding the preceding paragraph, to the extent provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as U.S. persons prior to that date, that elect to continue to be treated as U.S. persons also will be U.S. holders.
      A “Non-U.S. holder” is a holder that is not a U.S. holder.
U.S. Holders

Payment of Interest
      Interest on a note generally will be taxable to you as ordinary income at the time you accrue or receive the interest in accordance with your accounting method for U.S. federal income tax purposes. However, special rules apply to a note that is issued with original issue discount (“OID”).

Original Issue Discount
      Some of your notes may be issued with OID. For U.S. federal income tax purposes, OID is the excess of the “stated redemption price at maturity” of a debt instrument over its “issue price,” unless that excess is de minimis (defined below). The “stated redemption price at maturity” of a note is the sum of all payments required to be made on the note other than “qualified stated interest” payments. The “issue price” of a note is generally the first offering price to the public at which a substantial amount of the debt instrument is sold to persons other than those acting in the capacity of placement agents, underwriters, brokers or wholesalers. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer), or that is treated as constructively received, at least annually at a single fixed rate or, under certain conditions in connection with the special rules relating to floating-rate notes, at a variable rate. If a note bears interest during any accrual period at a rate below the rate applicable for the remaining term of the note (for example, notes with teaser rates or interest holidays), then some or all of the stated interest may not be treated as qualified stated interest.
      OID is considered to be de minimis (“de minimis OID”) if it is less than one-quarter of one percent of a note’s stated redemption price at maturity multiplied by the number of complete years to its maturity (weighted average maturity if principal is payable in installments). A U.S. holder of a note with de minimis OID will include any de minimis OID in income, as capital gain, on a pro rata basis as principal payments are made on the note.
      You are required to include qualified stated interest payments in income as interest when you accrue or receive those payments (in accordance with your accounting method for U.S. federal income tax purposes). If you hold a note with OID with a maturity of more than one year, you may be required to include OID in income before you receive the associated cash payment, regardless of your accounting method for U.S. federal income tax purposes. If you are an initial purchaser of an OID note, the amount of the OID you should include in income is the sum of the daily accruals of the OID for the note for each day during the taxable year (or portion of the taxable year) in which you held the OID note. The daily portion is determined by allocating the OID for each day of the accrual period. An accrual period may be of any length and the accrual periods may even vary in length over the term of the OID note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day of an accrual period or on the final day of an accrual period. The amount of OID allocable to an accrual period is equal to the difference between (1) the product of the “adjusted issue price” of the OID note at the beginning of the accrual period and its yield to maturity (computed generally on a constant yield method and compounded at the end of each accrual period, taking into account the length of the particular accrual period) and (2) the amount of any qualified stated interest allocable to the accrual period. The “adjusted issue price” of an OID note at the beginning of any accrual period is the sum of the issue price of the OID note plus the amount of OID allocable to all prior accrual periods reduced by any payments you received on the note that were not qualified stated interest. Under these rules, you generally will have to include in income increasingly greater amounts of OID in successive accrual periods. Under Treasury regulations, the yield and maturity of a note that is subject to one or more calls by the issuer are determined by assuming that the issuer will exercise any call in such a way as to minimize the yield on such note.
      If you are not an initial purchaser of an OID note and you purchase an OID note for greater than its adjusted issue price as of the purchase date and less than or equal to its remaining stated redemption price at maturity, you will have purchased the OID note at an “acquisition premium.” Under the acquisition premium rules, the amount of OID which you must include in your gross income for the note for any taxable year (or any portion of a taxable year in which you hold the note) will be reduced (but not below zero) by the portion of the acquisition premium allocated to the period.

Short-Term Notes
      The OID provisions described above do not apply to short-term notes having a fixed maturity date not more than one year from the date of issue. Under applicable Treasury regulations, this type of short-term note will be treated as having been issued with OID equal to the excess of the total principal and interest payments on the note over its issue price. An individual or other holder using the cash receipts and disbursements method of tax accounting will not be required to include OID on the short-term note in ordinary income for U.S. federal income tax purposes on a daily basis unless the holder elects to do so, but would be required to include stated interest in income as the income is received. Holders of short-term notes who report income under the accrual method of tax accounting and certain other holders (including banks and regulated investment companies) are required to include OID in income on a daily basis pursuant to a straight-line method, unless these holders make an election to accrue OID under the constant yield method described above by taking into account daily compounding. In the case of holders of short-term notes not required and not electing to include OID in income currently, any gain realized on the sale, exchange, or maturity of the short-term notes will be ordinary income to the extent of the OID accrued on a straight-line basis (or, if elected on a constant yield method, based on daily compounding), reduced by any interest received, to the date of sale, exchange or maturity. Holders of short-term notes not required and not electing to include the OID in income currently will be required to defer deductions for interest on indebtedness incurred or continued to purchase or carry the short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

Premium
      If you purchase a note at a cost greater than the note’s remaining stated redemption price at maturity, you will be considered to have purchased the note at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service (the “IRS”). If you elect to amortize the premium, you will be required to reduce your tax basis in the note by the amount of the premium amortized during your holding period. OID notes purchased at a premium will not be subject to the OID rules described above. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the note. Therefore, if you do not elect to amortize premium and you hold the note to maturity, you generally will be required to treat the premium as capital loss when the note matures.

Market Discount
      If you purchase a note in the secondary market at a price that is lower than the note’s remaining stated redemption price at maturity (or in the case of an OID note, the note’s adjusted issue price), by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the note will be considered to have “market discount” in your hands. In this case, any gain that you realize on the disposition of the note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the note during your holding period. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or maintained to purchase or carry the note. In general, market discount will be treated as accruing ratably over the term of the note or, at your election, under a constant yield method.
      You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the note as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS.

Constant Yield Election
      Instead of reporting under your normal accounting method, you may elect to include in gross income all interest that accrues on an OID note by using the constant yield method applicable to OID, subject to certain limitations and exceptions. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest as adjusted by any amortizable bond premium or acquisition premium.
      If you have not made an election under Section 171(c)(2) of the Code to amortize bond premium, a constant yield election for a note with amortizable bond premium will result in a deemed election under Section 171(c)(2) of the Code for all of your debt instruments with amortizable bond premium acquired during the current year and all subsequent years. Similarly, a constant yield election for a note with market discount by a U.S. holder that has not made an election under Section 1278(b) of the Code to include market discount in income on a current basis will result in a deemed election under Section 1278(b) of the Code. Such a deemed election will apply to all debt instruments with market discount acquired by the U.S. holder during the current year and all subsequent years. Neither the bond premium election under

Section 171(c)(2) of the Code nor the market discount election under Section 1278(b) of the Code may be revoked without the permission of the IRS.

Sale, Exchange, or Retirement of Notes
      Upon the sale, exchange, retirement, or other disposition of a note, you will recognize gain or loss equal to the difference between the amount you realize from the disposition and your tax basis in the note, except that any amount realized that is attributable to accrued interest will be included in your gross income as interest income. Your tax basis in a note initially is your cost for the note. This amount is increased by any “original issue discount” or “market discount” previously included by you in income with respect to the note and is decreased by the amount of any “premium” you previously amortized and the amount of any payment (other than a payment of “qualified stated interest”) you have received in respect of the note. The terms “market discount,” “premium,” “original issue discount,” and “qualified stated interest” are defined above.
      Except as discussed above with respect to market discount, gain or loss realized by you on the sale, exchange, retirement, or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. Net long-term capital gain recognized by an individual U.S. Holder generally will be subject to tax at a maximum rate of 15%. The ability of U.S. Holders to offset capital losses against ordinary income is limited.

Reopenings
      The IRS has issued regulations regarding whether additional debt instruments issued in a reopening will be considered part of the same issue, with the same issue price and yield to maturity, as the original debt instruments for U.S. federal income tax purposes. Except as provided in a pricing supplement, we expect that additional notes issued by us in any reopening will be issued such that they will be considered part of the original issuance to which they relate.
Non-U.S. Holders
      This section discusses the principal U.S. federal tax consequences applicable to Non-U.S. holders of purchasing, owning and selling notes.
      Principal (and premium, if any) and interest payments, including any OID, that you receive from us or our agent generally will not be subject to U.S. federal withholding tax. However, interest, including any OID, may be subject to a 30% withholding tax (or less under an applicable treaty, if any) if (1) you actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) you are a controlled foreign corporation for U.S. tax purposes that is related to us (directly or indirectly) through stock ownership, (3) you are a bank extending credit pursuant to a loan agreement in the ordinary course of your trade or business, or (4) either (A) you do not certify to us or our agent, under penalties of perjury, that you are a Non-U.S. person and provide your name and address (which certification may be made on an IRS Form W-8BEN, or a successor form), or (B) a securities clearing organization, bank, or other financial institution that holds customer securities in the ordinary course of its trade or business (a “financial institution”) and holds the note does not certify to us or our agent under penalties of perjury that either it or another financial institution has received the required statement from you certifying that you are a Non-U.S. person and furnishes us with a copy of the statement.
      If you are in a trade or business in the United States and interest, including any OID, on the note is effectively connected with the conduct of your trade or business, you may be subject to U.S. federal income tax on that interest and any OID in the same manner as if you were a U.S. person. You should read the material under the heading “U.S. Holders,” for a description of the U.S. tax consequences of purchasing, owning, and selling notes. If you are a foreign corporation, you may also be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, subject to certain adjustments. Instead of the certification described in the preceding paragraph, if you have effectively connected interest income you must provide the payer with a properly executed IRS Form W-8ECI to claim an exemption from U.S. federal withholding tax.

      You will not be subject to U.S. federal income tax or withholding taxes on any capital gain or market discount you realize upon retirement or disposition of a note if the gain is not effectively connected with a U.S. trade or business carried on by you and you are not present in the United States for 183 days or more in the taxable year of retirement or disposition.
Backup Withholding and Information Reporting
      In general, payments of principal, premium (if any), interest, and other amounts (including OID) (if any) with respect to a note will be subject to reporting and possibly backup withholding. Reporting means that the payment is required to be reported to you and the IRS. Backup withholding means that we (or any paying agent) are required to collect and deposit a portion of the payment with the IRS as a tax payment on your behalf. If applicable, backup withholding will be imposed at a rate of 28%. This rate is scheduled to increase to 31% after 2010.
      If you are a U.S. person (other than a corporation or certain exempt organizations), you may be subject to backup withholding if you do not supply an accurate taxpayer identification number and certify that your taxpayer identification number is correct. You may also be subject to backup withholding if the United States Secretary of the Treasury determines that you have not reported all interest and dividend income required to be shown on your U.S. federal income tax return or if you do not certify that you have not underreported your interest and dividend income. If you are not a U.S. person, backup withholding and information reporting will not apply to payments made to you if you have provided the required certification that you are a Non-U.S. person, as described under the heading “Non-U.S. Holders,” or you otherwise establish an exemption, provided that the payor does not have actual knowledge that you are a U.S. person or that the conditions of any exemption are not satisfied.
      In addition, payments of the proceeds from the sale of a note to or through a foreign office of a broker or the foreign office of a custodian, nominee, or other dealer acting on your behalf generally will not be subject to information reporting or backup withholding (absent actual knowledge that you are a U.S. person). However, if the broker, custodian, nominee, or other dealer is a U.S. person or foreign broker, custodian, nominee, or other dealer with certain relationships to the United States, information reporting (but not backup withholding) generally will be required with respect to payments made to you unless the broker, custodian, nominee, or other dealer has documentation of your foreign status and the broker, custodian, nominee, or other dealer has no actual knowledge to the contrary. Alternatively, you may otherwise establish an exemption from information reporting.
      Payment of the proceeds from a sale of a note to or through the U.S. office of a broker is subject to information reporting and backup withholding, unless you certify as to your status as a non-U.S. person or otherwise establish an exemption from information reporting and backup withholding.
      Any amounts withheld from your payment under the backup withholding rules would be refundable or allowable as a credit against your U.S. federal income tax liability provided the required information is furnished timely to the IRS.

SUPPLEMENTAL PLAN OF DISTRIBUTION
      We are offering the medium-term notes on a continuing basis through Lehman Brothers Inc., ABN AMRO Incorporated, Banc of America Securities LLC, Barclays Capital Inc., Bear, Stearns & Co. Inc., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Citigroup Global Markets Inc., Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, UBS Securities LLC and Wachovia Capital Markets, LLC, which we refer to individually as an “agent” and, together, as the “agents,” who have agreed to use reasonable efforts to solicit offers to purchase these securities. We will have the sole right to accept offers to purchase these securities and may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase securities. Unless otherwise specified in the applicable pricing supplement, we will pay an agent, in connection with sales of these securities resulting from a solicitation that an agent made or an offer to purchase that an agent received, a commission ranging from .125% to .750% of the initial offering price of the securities to be sold, depending upon the maturity of the securities. We and the agent will negotiate commissions for securities with a maturity of 30 years or greater at the time of sale.
      We may also sell these securities to an agent as principal for its own account at discounts to be agreed upon at the time of sale. That agent may resell these securities to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. An agent may offer the securities it has purchased as principal to other dealers. That agent may sell the securities to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of securities that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.
      Each of the agents may be deemed to be an “underwriter” within the meaning of the Securities Act. We and the agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agents for specified expenses.
      We estimate that we will spend approximately $500,000 for printing, rating agency, trustee’s and legal fees and other expenses allocable to the offering.
      Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of these securities on a national securities exchange, but the agents have advised us that they intend to make a market in these securities, as applicable laws and regulations permit. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these securities.
      To facilitate the offering of these securities, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of these securities. Specifically, the agents may overallot in connection with any offering of these securities, creating a short position in these securities for their own accounts. In addition, to cover overallotments or to stabilize the price of these securities, the agents may bid for, and purchase, these securities in the open market. Finally, in any offering of these securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these securities above independent market levels. The agents are not required to engage in these activities, and may end any of these activities at any time.
      In the course of their respective businesses, our agents and certain of their affiliates have engaged and may in the future engage in commercial banking transactions with us and with our affiliates. Some of the agents and their affiliates may also be customers of, engage in transactions with and perform services for us, including our subsidiaries, in the ordinary course of business.
      Concurrently with the offering of these securities through the agents, we may issue other debt securities under the indentures referred to in this prospectus supplement. Any debt securities issued by us under the indentures will reduce the aggregate principal amount of notes that may be offered under this prospectus supplement, any pricing supplement and the attached prospectus.
LEGAL MATTERS
      The validity of the notes has been passed upon for us by Squire Sanders & Dempsey L.L.P., Cincinnati, Ohio. Shearman & Sterling LLP, New York, New York, will pass upon certain matters for the agents. Squire Sanders & Dempsey L.L.P. and certain of its members are indebted to, and have other banking and trust relationships with, certain of our banking subsidiaries.

PROSPECTUS
U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402
(651) 466-3000
$10,000,000,000
U.S. Bancorp
Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Debt Warrants
Equity Warrants
Units
        We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

      The securities will be our equity securities or our unsecured obligations and will not be savings accounts, deposits or other obligations of any bank or nonbank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other government agency.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.
The date of this prospectus is May 12, 2005.

      You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Neither we nor the underwriters are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Prospectus

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we, along with the trusts, USB Capital VII, USB Capital VIII, USB Capital IX, USB Capital X, USB Capital XI, USB Capital XII, USB Capital XIII, USB Capital XIV, USB Capital XV and USB Capital XVI, filed with the SEC using a shelf registration process. Under this shelf registration process, we may sell:

•	debt securities;

•	preferred stock;

•	depositary shares;

•	common stock;

•	debt warrants;

•	equity warrants; and

•	units
and the trusts may sell:

•	capital securities (representing undivided beneficial interests in the trusts) to the public; and

•	common securities to us
in one or more offerings.
      The trusts will use the proceeds from the sales of the securities to buy a series of our junior subordinated debt securities with terms that correspond to the capital securities.
      This prospectus provides you with a general description of the debt securities, preferred stock, depositary shares, common stock, debt warrants, equity warrants and units. The description of the capital securities, the junior subordinated debt securities and the guarantee will be included in a separate prospectus in this registration statement. Each time we sell debt securities, preferred stock, depositary shares, common stock, debt warrants, equity warrants and units, we will provide an applicable prospectus supplement that will contain specific information about the terms of that offering. The applicable prospectus supplement may also add, update or change information in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
      The registration statement that contains this prospectus (including the exhibits to the registration statement) has additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”
      The words “USB,” “Company,” “we,” “our,” “ours” and “us” refer to U.S. Bancorp and its subsidiaries, unless otherwise stated. We have also defined terms in the glossary section at the back of this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

      The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we or any underwriters sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2004; and

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

•	Current Reports on Form 8-K filed on January 18, March 9 (two reports, one of which was on Form 8-K/A), March 21 and April 19, 2005; and

•	the description of USB’s common stock contained in Item 1 of the registration statement on Form 8-A dated March 19, 1984, as amended in its entirety by that Form 8 Amendment dated February 26, 1993 and that Form 8-A/A-2 dated October 6, 1994.
      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402
Attn: Investor Relations Department
(612) 303-0799 or (866) 775-9668
      Unless otherwise indicated, currency amounts in this prospectus and in any applicable prospectus supplement are stated in U.S. dollars.
ABOUT U.S. BANCORP
      We are a multi-state financial holding company with $198 billion in assets at March 31, 2005, headquartered in Minneapolis, Minnesota. We were incorporated in Delaware in 1929 and operate as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. We provide a full range of financial services, including lending and depository services, cash management, foreign exchange and trust and investment management services. We also engage in credit card services, merchant and automated teller machine processing, mortgage banking, insurance, brokerage, leasing and investment banking. We are the parent company of U.S. Bank.
      Our banking subsidiaries are engaged in the general banking business, principally in domestic markets. Our subsidiaries range in size from $25 million to $128 billion in deposits at December 31, 2004, and provide a wide range of products and services to individuals, businesses, institutional organizations, governmental entities and other financial institutions. Commercial and consumer lending services are principally offered to customers within our domestic markets, to domestic customers with foreign operations and within certain niche national venues. Lending services include traditional credit products as well as credit card services, financing and import/export trade, asset-backed lending, agricultural finance and other products. Leasing products are offered through bank leasing subsidiaries. Depository services include checking accounts, savings accounts and time certificate contracts. Ancillary services such as foreign exchange, treasury management and receivable lock-box collection are provided to corporate customers. Our bank and trust subsidiaries provide a full range of asset management and fiduciary services for individuals, estates, foundations, businesses and charitable organizations.
      Our nonbanking subsidiaries primarily offer investment and insurance products to our customers principally within their markets and mutual fund processing services to a broad range of mutual funds. Banking and investment services are provided through a network of 2,377 banking offices principally operating in 24 states in the Midwest and West. U.S. Bancorp operates a network of 4,654 branded ATMs and provides 24-hour, seven day a week telephone customer service. Mortgage banking services are provided through banking offices and loan production offices throughout our markets. Consumer lending products may be originated through banking offices, indirect correspondents, brokers or other lending sources, and a consumer finance division. We are also one of the largest providers of Visa® corporate and purchasing card services and corporate trust services in the United States. A wholly-owned subsidiary, NOVA Information Systems, Inc., provides merchant processing services directly to merchants through a network of banking affiliations. Affiliates of NOVA Information Systems, Inc. provide similar merchant services in Canada and segments of Europe. These foreign operations are not significant to us.
      Our common stock is traded on the New York Stock Exchange under the ticker symbol “USB.” Our principal executive offices are located at 800 Nicollet Mall, Minneapolis, Minnesota 55402, and our telephone number is (651) 466-3000.
      If you would like to know more about us, see our documents incorporated by reference in this prospectus as described under the section “Where You Can Find More Information.”
USE OF PROCEEDS
      Unless otherwise specified in an applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes, including working capital, capital expenditures, investments in or advances to existing or future indebtedness, repayment of maturing obligations and replacement of outstanding indebtedness. Pending such use, we may temporarily invest the proceeds or use them to reduce short-term indebtedness.
      The applicable prospectus supplement provides more details on the use of proceeds of any specific offering.
RATIO OF EARNINGS TO FIXED CHARGES
      The ratio of earnings to fixed charges of USB for each of the periods indicated is as follows:

	Three Months	Year Ended December 31
	Ended March 31,
	2005	2004	2003	2002	2001	2000

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	5.06	5.98	6.40	4.88	2.26	2.76
Including interest on deposits	3.29	3.88	3.64	2.79	1.50	1.69
      The ratio of earnings to fixed charges is computed by dividing income from continuing operations before income taxes and fixed charges (excluding capitalized interest), as adjusted for some equity method investments, by fixed charges. Fixed charges consist of interest on debt (including capitalized interest), amortization of debt discount and expense and a portion of rentals determined to be representative of interest.
DESCRIPTION OF DEBT SECURITIES
      This section describes the general terms and provisions of the debt securities (other than the junior subordinated debt securities) that are offered by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of debt securities offered under that applicable prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.
      The senior debt securities will be issued under an indenture dated October 1, 1991 between us and Citibank, N.A., as trustee. The subordinated debt securities will be issued under an indenture dated October 1, 1991, as amended by a first supplemental indenture dated April 1, 1993, between us and Citibank, N.A., as trustee. The indentures will be qualified under the Trust Indenture Act. The forms of the indentures have been filed as exhibits to the registration statement.

      This section summarizes the material terms and provisions of the indentures and the debt securities. Because this is only a summary, it does not contain all the details found in the full text of the indentures and the debt securities. If you would like additional information, you should read the forms of indentures and the forms of debt securities.
General
      We can issue the debt securities from time to time in one or more series. Our board of directors will determine by a resolution the terms of each series of debt securities as provided in an officers’ certificate or a supplemental indenture. The applicable prospectus supplement will describe the specific terms of the debt securities offered.
      Because we are a holding company, our rights and the rights of our creditors, including the holders of the debt securities offered in this prospectus, to participate in the assets of any subsidiary during its liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, unless we are ourselves a creditor with recognized claims against the subsidiary. Any capital loans that we make to any of our banking subsidiaries would be subordinate in right of payment to deposits and to other indebtedness of these banking subsidiaries. Claims from creditors (other than us), on the subsidiaries, may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings.
      The indentures do not limit the aggregate principal amount of debt securities that we may issue under them, nor the amount of other debt that we may issue.
      We may from time to time, without your consent, create and issue additional debt securities having the same terms and conditions as the debt securities offered by this prospectus (or the same except for the offering price, issue date and amount of the first interest payment). We may consolidate the additional debt securities to form a single series with the outstanding debt securities.
      The debt securities will be unsecured and those issued under the senior indenture will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated notes will be subordinated as described under the section “Subordination of Subordinated Notes.”
      Unless the applicable prospectus supplement indicates otherwise, we will issue the debt securities of any series only in denominations of $1,000 or multiples of $1,000. We may issue these debt securities in the form of one or more global securities, as described below under the section “Global Securities.”
      There will be no service charge for any transfer or exchange of the debt securities but we may require you to pay a sum sufficient to cover any tax or other governmental charge due in connection with a transfer or exchange of the debt securities, and we may require you to furnish appropriate endorsements and transfer documents.
      We may issue debt securities as original issue discount securities to be sold at a substantial discount below their principal amount. If a debt security is an original issue discount security, that means that an amount less than the principal amount of the debt security will be due and payable if there is a declaration of acceleration of the maturity of the debt security under the indentures. The applicable prospectus supplement will describe the U.S. federal income tax consequences and other special factors applicable to any debt securities which should be considered before purchasing any original issue discount securities.
      Unless the applicable prospectus supplement indicates otherwise, we will pay the principal of and any premium and interest on the debt securities, and you can register the transfer of the debt securities at the principal corporate trust office of the applicable trustee. In addition, unless the applicable prospectus supplement indicates otherwise, we have the option to pay interest by check mailed to registered holders of the debt securities at their registered addresses.

      The applicable prospectus supplement will describe the terms of the offered debt securities, including some or all of the following:

•	the title of the offered debt securities;

•	whether the offered debt securities are senior or subordinated;

•	any limit on the aggregate principal amount of the offered debt securities;

•	the price(s) (expressed as a percentage of the aggregate principal amount) at which the offered debt securities will be issued;

•	the date(s) on which the offered debt securities will mature and any rights of extension;

•	the annual rate(s), if any (which may be fixed or variable), at which the offered debt securities will bear interest, if any, or the formula by which this rate(s) will be determined, and the date from which this interest will accrue;

•	the dates on which the interest on the offered debt securities will be payable and the regular related record dates;

•	any mandatory or optional sinking fund or analogous provisions;

•	the period(s), if any, within which and the price(s) at which the offered debt securities may be redeemed, under any redemption provisions, at our or your option, and other detailed terms of the optional redemption provision;

•	the currency, including euro, for the payment of principal and any premium and interest payable on the offered debt securities, if other than in United States dollars;

•	the place(s) where the principal and any premium and interest on the offered debt securities will be payable;

•	any other event(s) of default related to the offered debt securities in addition to or in lieu of those described under the section “events of default;”

•	the denominations in which any offered debt securities will be issuable, if other than denominations of $1,000 or any amount in excess of it which is an integral multiple of $1,000;

•	whether we may issue debt securities in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for these global securities and the circumstances under which you may exchange these global securities for securities registered in the name of a person other than the depositary or its nominee, and transferred to a person other than the depositary or its nominee; and

•	any other terms of the offered debt securities consistent with the provisions of the indentures.
      The terms on which any offered debt securities may be convertible into or exchangeable for other securities of USB or another party will be set forth in the prospectus supplement relating to those offered debt securities. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. The terms may include provisions under which the number of other securities to be received by the holders of a series of debt securities may be adjusted.
Global Securities
      We can issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Unless the applicable prospectus supplement indicates otherwise, we will issue these global securities in registered form. The applicable prospectus supplement will describe the specific terms of the depositary arrangements relating to a series of debt securities.

Subordination of Subordinated Debt Securities
      The payment of the principal and interest on the subordinated debt securities will be subordinate in right of payment to the prior payment in full of all of our senior indebtedness. In some cases of insolvency, payment of principal of and interest on the subordinated debt securities will also be subordinated in right of payment to the prior payment in full of all general obligations. A holder of subordinated debt securities cannot demand or receive payment on the subordinated debt securities unless all amounts of principal of, any premium, and interest due on all of our senior indebtedness have been paid in full or duly provided for and, at the time of this payment or immediately after this payment, is effective:

•	no event of default exists permitting the holders of the senior indebtedness to accelerate the maturity of the senior indebtedness; or

•	any event which, with notice or lapse of time or both, would become an event of default.
      If our assets are paid or distributed in connection with a dissolution, winding-up, liquidation or reorganization, the holders of our senior indebtedness will be entitled to receive payment in full of principal, and any premium and interest under the terms of the senior indebtedness before any payment is made on the subordinated debt securities. If:

•	after giving effect to the subordination provisions in favor of the holders of the senior indebtedness, and

•	after paying or distributing assets to creditors,
any amount of cash, property or securities remains, and if, at that time, creditors of general obligations have not received full payment on all amounts due or to become due on these general obligations, this excess will first be applied to pay in full all general obligations, before paying or distributing on the subordinated debt securities.
      The subordinated indenture defines senior indebtedness as the principal of, premium, if any, and interest on:

•	all of our indebtedness for money borrowed, whether outstanding on the date of execution of the subordinated indenture, or created, assumed or incurred after that date (including any senior debt securities under the senior indenture). Indebtedness does not include indebtedness that is expressly stated to rank junior or equal in right of payment to the subordinated debt securities; and

•	any deferrals, renewals or extensions of senior indebtedness.
      The subordinated indenture defines general obligations as all of our obligations to pay claims of general creditors, other than:

•	obligations on senior indebtedness; and

•	obligations on subordinated debt securities and our indebtedness for money borrowed ranking equally or subordinate to the subordinated debt securities. If, however, the Board of Governors of the Federal Reserve System (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s) the main purpose of which is to establish a criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term general obligations will mean obligations to general creditors as described in that rule or interpretation.
      The term claim when used in the previous definition has the meaning stated in section 101(5) of the Bankruptcy Code.
      The term indebtedness for money borrowed means any obligation of ours or any obligation guaranteed by us to repay money borrowed, whether or not evidenced by bonds, debt securities, notes or other written instruments, and any deferred obligation to pay the purchase price of property or assets.

      Due to the subordination described above, if we experience bankruptcy, insolvency or reorganization, the holders of senior indebtedness can receive more, ratably, and holders of the subordinated debt securities can receive less, ratably, than our creditors who are not holders of senior indebtedness or of the subordinated debt securities. This subordination will not prevent any event of default on the subordinated debt securities from occurring. Unless the applicable prospectus supplement(s) indicates otherwise, the subordinated indenture does not provide any right to accelerate the payment of the principal of the subordinated debt securities if payment of the principal or interest, or performance of any agreement in the subordinated debt securities or subordinated indenture is in default. See “Events of Default” below.
      The subordination provisions of the subordinated indenture described in this prospectus are provided to holders of senior indebtedness and are not intended for creditors of general obligations. The trustee and we can amend the subordinated indenture to reduce or eliminate the rights of creditors of general obligations without their consent or the consent of the holders of subordinated debt securities. The provisions of the subordinated indenture stating that the subordinated debt securities will be subordinated in favor of creditors of general obligations will be immediately and automatically terminated if the following arises:

•	the Board of Governors of the Federal Reserve System (or other competent regulatory agency or authority) promulgates any rule or regulation, or issues any interpretation that:

•	permits us to include the subordinated debt securities in our capital if the debt securities were subordinated in right of payment to senior indebtedness without regard to any of our other obligations; or

•	eliminates the requirement that subordinated debt of a bank holding company must be subordinated in right of payment to its “general creditors” to be included in capital; or

•	causes the subordinated debt securities to be excluded from capital, without regard to the subordination provisions described above; or

•	results in us no longer being subject to the capital requirements of bank regulatory authorities.
Restrictive Covenants
      Subject to the provisions described under the section “Consolidation, Merger and Sale of Assets,” the senior indenture prohibits:

•	the issue, sale or other disposition of shares of or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of a principal subsidiary bank;

•	the merger or consolidation of a principal subsidiary bank with or into any other corporation; or

•	the sale or other disposition of all or substantially all of the assets of a principal subsidiary bank if, after giving effect to the transaction and issuing the maximum number of shares of voting stock that can be issued after the conversion or exercise of the convertible securities, options, warrants or rights, we would own, directly or indirectly, 80% or less of the shares of voting stock of the principal subsidiary bank or of the successor bank which acquires the assets.
      In the senior indenture, we also agreed that we will not create, assume, incur or cause to exist any pledge, encumbrance or lien, as security for indebtedness for money borrowed on:

•	any shares of or securities convertible into voting stock of a principal subsidiary bank that we own directly or indirectly; or

•	options, warrants or rights to subscribe for or purchase shares of, voting stock of a principal subsidiary bank that we own directly or indirectly, without providing that the senior debt securities of all series will be equally secured if, after treating the pledge, encumbrance or lien as a transfer to the secured party, and after giving effect to the issuance of the maximum number of shares of voting stock issuable after conversion or exercise of the convertible securities, options, warrants or rights, we would own, directly or indirectly 80% or less of the shares of voting stock of the principal subsidiary bank.
      The indentures define the term principal subsidiary bank as U.S. Bank National Association.
      Unless the applicable prospectus supplement indicates otherwise, the subordinated indenture does not contain either of the restrictive covenants stated above, nor does it contain any other provision which restricts us from:

•	incurring or becoming liable on any secured or unsecured senior indebtedness or general obligations; or

•	paying dividends or making other distributions on our capital stock; or

•	purchasing or redeeming our capital stock; or

•	creating any liens on our property for any purpose.
      Unless the applicable prospectus supplement indicates otherwise, neither indenture contains covenants specifically designed to protect holders from a highly leveraged transaction in which we are involved.
Events of Default
      Unless otherwise provided in any supplemental indenture or officers’ certificate relating to a specific series of debt securities, the only events defined in the senior indenture as events of default for any series of senior debt securities, are:

•	our failure to pay any interest on any senior debt securities of a series when due, which failure continues for 30 days;

•	our failure to pay any principal of or premium on any senior debt securities of a series when due;

•	our failure to make any sinking fund payment, when due, for any senior debt securities of a series;

•	our failure to perform any other covenant in the senior indenture (other than a covenant included in the senior indenture solely for the benefit of a series of senior debt securities other than that series), which failure continues for 60 days after written notice;

•	default in the payment of indebtedness for money borrowed under any indenture or instrument under which we have or a principal subsidiary bank has outstanding indebtedness in an amount in excess of $5,000,000 which has become due and has not been paid, or whose maturity has been accelerated and the default has not been cured or acceleration annulled within 60 days after written notice;

•	some events of bankruptcy, insolvency or reorganization which involve us or a principal subsidiary bank; and

•	any other event of default related to the senior debt securities of that series.
      Unless otherwise provided, the only events defined in the subordinated indenture as events of default for any series of subordinated debt securities are:

•	some events of bankruptcy, insolvency or reorganization that involve us;

•	some events involving the receivership, conservatorship or liquidation of a principal subsidiary bank; and

•	any other event of default provided for the subordinated debt securities of that series.
      If an event of default occurs and is continuing on any series of debt securities outstanding under either indenture, then either the applicable trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any of the debt securities of that series are original issue discount debt securities, the lesser portion of the principal amount of those debt securities) of all of the debt securities of that series to be due and payable immediately, by notice as provided in the applicable indenture. At any time after a declaration of acceleration has been made on the debt securities of any series, but before the applicable trustee has obtained a judgment for payment, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under some circumstances, rescind and annul this acceleration.
      Subject to provisions in each indenture relating to the duties of the trustee during a default, no trustee will be under any obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of any series of debt securities then outstanding under that indenture, unless the holders offer to the trustee reasonable indemnity. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or exercising any trust or power conferred on the trustee.
      We must furnish to each trustee, annually, a statement regarding our performance on some of our obligations under the applicable indenture and any default in our performance.
Modification and Waiver
      Except as otherwise specifically provided in the applicable indenture, modifications and amendments of an indenture generally will be permitted only with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, none of the following modifications are effective against any holder without the consent of the holders of each outstanding debt security affected by the modification or amendment:

•	changing the stated maturity of the principal of or any installment of principal or interest on any debt security;

•	reducing the principal amount of, or premium or interest on any debt security;

•	changing any of our obligations to pay additional amounts;

•	reducing the amount of principal of an original issue discount debt security that would be due and payable at declaration of acceleration of its maturity;

•	changing the place for payment where, or coin or currency in which, any principal of, or premium or interest on, any debt security is payable;

•	impairing the right to take legal action to enforce any payment of or related to any debt security;

•	reducing the percentage in principal amount of outstanding debt securities of any series required to modify, amend, or waive compliance with some provisions of the indenture or to waive some defaults;

•	modifying the subordination provisions of the subordinated indenture in a manner adverse to the holders; or

•	modifying any of the above provisions.
      The holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series can waive, as far as that series is concerned, our compliance with some restrictive provisions of the applicable indenture.

      The holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series may waive any past default under the applicable indenture, except:

•	a default in the payment of principal of, or premium, or interest on any senior debt security; or

•	a default in a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected.
      Each indenture provides that, in determining whether holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver, or whether a quorum is present at a meeting of holders of debt securities:

•	the principal amount of an original issue discount debt security considered to be outstanding will be the amount of the principal of that original issue discount debt security that would be due and payable as of the date that the principal is determined at declaration of acceleration of the maturity of that original issue discount debt security; and

•	the principal amount of a debt security denominated in a foreign currency or currency unit that is deemed to be outstanding will be the U.S. dollar equivalent, determined on the date of original issuance for that debt security, of the principal amount (or, in the case of an original issue discount debt security, the U.S. dollar equivalent, determined on the date of original issuance for that debt security, of the amount determined as provided in the bullet point above).
Consolidation, Merger and Sale of Assets
      Without the consent of the holders of any outstanding debt securities, we cannot consolidate with or merge into another corporation, partnership or trust, or convey, transfer or lease substantially all of our properties and our assets, to a corporation, partnership or trust organized or validly existing under the laws of any domestic jurisdiction unless:

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately after the transaction, we would not be in default under the indentures and no event which, after notice or the lapse of time, would become an event of default under the indentures, shall have occurred and be continuing; and

•	other conditions are met.
Regarding Citibank, N.A.
      Some of our subsidiaries and us maintain deposits with and conduct other banking transactions with Citibank, N.A. in the ordinary course of business.
DESCRIPTION OF PREFERRED STOCK
      This prospectus describes the general terms and provisions of the preferred stock that are offered by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of the preferred stock offered under that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock.
      We have filed a form of certificate of designation, preferences and rights of preferred stock as an exhibit to the registration statement.
      This section summarizes the material terms and provisions of the preferred stock. Because this is a summary, it does not contain all of the details found in the full text of the certificate of designation and our restated certificate of incorporation. If you would like additional information, you should read the certificate of designation and our restated certificate of incorporation.

General
      Our restated certificate of incorporation provides that our board of directors can issue, without stockholder action, a maximum of 10,000,000 shares of preferred stock. This amount includes shares issued or reserved for issuance, in one or more series and with those terms, times and consideration as the board of directors determines. Our board of directors can determine the following:

•	the number of shares and their designation or title;

•	rights as to dividends;

•	whether and on what terms the shares are redeemable;

•	whether and on what terms the shares shall have a purchase, retirement or sinking fund;

•	whether and on what terms the shares are convertible;

•	the voting rights, if any, of the preferred stock being offered;

•	restrictions, if any, on the issuance or reissuance of any additional preferred stock;

•	the rights of holders on our dissolution, or distribution of our assets; and

•	any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the series.
      As described under the section “Description of Depositary Shares,” we may choose to offer depositary shares evidenced by depositary receipts, each representing a fractional interest in a share of the particular series of the preferred stock issued and deposited with a depositary.
      Under interpretations adopted by the Federal Reserve Board, if the holders of any series of preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears as described under the section “Voting Rights” below, that series may then be considered a class of voting securities. A holder of 25% or more of a series, or a holder of 5% or more of a series may if it otherwise exercises a controlling influence over us, may then be subject to regulation as a bank holding company under the Bank Holding Company Act. In addition, at the time that the series are deemed a class of voting securities, any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board in order to acquire 5% or more of that series, and any person other than a bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire 10% or more of that series.
      The preferred stock will have the dividend, liquidation, redemption and voting rights stated in this section unless the applicable prospectus supplement indicates otherwise. You should read the applicable prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the title, stated value and liquidation preferences of the preferred stock and the number of shares offered;

•	the initial public offering price at which the preferred stock will be issued;

•	the dividend rate(s) (or method of calculation), the dividend periods, the dates on which dividends shall be payable and whether these dividends will be cumulative or noncumulative and, if cumulative, the dates at which the dividends shall begin to cumulate;

•	any redemption or sinking fund provisions;

•	whether we have elected to offer depositary shares as described under the section “Description of Depositary Shares;” and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

      When we issue shares of preferred stock, the series will be fully paid and nonassessable, meaning, the full purchase price of the outstanding shares of preferred stock will have been paid and the holders of the shares will not be assessed any additional monies for the shares. Unless the applicable prospectus supplement indicates otherwise, each series of the preferred stock will rank equally with any outstanding shares of our preferred stock and each other series of the preferred stock, and will rank senior to our junior preferred stock described below. The preferred stock will have no preemptive rights to subscribe for any additional securities which are issued by us, meaning, the holders of shares of preferred stock will have no right to buy any portion of the issued securities.
Dividends
      The holders of the preferred stock of each series will be entitled to receive cash dividends out of funds legally available, when, as and if declared by the board of directors or a duly authorized committee of the board of directors, at the rates and on the dates stated in the applicable prospectus supplement. These rates may be fixed, or variable, or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used to determine the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates determined by our board of directors or authorized committee. Unless the applicable prospectus supplement indicates otherwise, dividends on any series of preferred stock will be cumulative.
      Our board of directors will not declare and pay a dividend on any of our stock ranking as to dividends, equal with or junior to the preferred stock unless full dividends on the preferred stock have been declared and paid (or declared and sufficient money was set aside for payment).
      Until dividends are paid in full or declared and set aside for payment on any series of preferred stock and ranking equal with the preferred stock as to dividends:

•	we will declare all dividends pro rata among the preferred stock of each series, so that the amount of dividends declared per share on each series will have the same relationship to each other that accrued dividends per share on each series of preferred stock and other preferred stock bear to each other;

•	other than the pro rata dividends, we will not declare or pay or set aside for payment dividends, or declare or make any other distribution on any security ranking junior to or equal with the preferred stock offered under this prospectus as to dividends or at liquidation (except dividends or distributions paid for in shares of, or options, warrants or rights to subscribe or purchase shares of securities ranking junior to or equal with the preferred stock as to dividends and at liquidation);

•	we will not redeem, purchase or otherwise acquire for any consideration (or any monies be paid to or set aside in a sinking fund) any securities ranking junior to or equal with the preferred stock as to dividends or at liquidation (except by conversion into or exchange for our stock which ranks junior to the preferred stock as to dividends and at liquidation).
      We will not pay interest, or money in lieu of interest, for any dividend payment(s) on any series of the preferred stock that are in arrears.
Voting Rights
      Unless the applicable prospectus supplement indicates otherwise, or unless required by law, holders of preferred stock will not have any voting rights.
      If, at the time of any annual meeting of shareholders for the election of directors, the amount of accrued but unpaid dividends on any of our preferred stock is equal to at least six quarterly dividends on that series of preferred stock, we will increase the number of directors by two and the holders of all outstanding series of our preferred stock, voting as a single class, without regard to series, will be entitled to elect two additional directors until all dividends in default on all of our preferred stock have been paid or declared and set aside for payment.

      The affirmative vote or consent of holders of at least two-thirds of the outstanding shares of any series of our preferred stock, voting as a class, is required for any amendment to our restated certificate of incorporation (including any certificate of designation or similar document relating to any series of preferred stock) which will adversely affect the powers, preferences, privileges or rights of the series of preferred stock. The affirmative vote or consent of holders of at least two-thirds of the outstanding shares of any series of preferred stock, voting as a single class without regard to the series, is required to issue, authorize, or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase the additional class or series of stock ranking prior to the series of preferred stock as to dividends or upon liquidation.
Redemption
      A series of the preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption under a sinking fund or otherwise as described in the applicable prospectus supplement. The preferred stock that we redeem will be restored to the status of authorized but unissued shares of preferred stock which we may issue in the future.
      If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem in each year and the redemption price per share, together with an amount equal to all accrued and unpaid dividends on those shares to the redemption date. The applicable prospectus supplement will state whether the redemption price can be paid in cash or other property. If the redemption price is to be paid only from the net proceeds of issuing our capital stock, the terms of the series of preferred stock may provide that, if the capital stock has not been issued or if the net proceeds are not sufficient to pay the full redemption price then due, the shares relating to series of the preferred stock shall automatically and mandatorily be converted into shares of our capital stock under the conversion provisions of the applicable prospectus supplement.
      If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, our board of directors will determine the number of shares to be redeemed. We will redeem those shares pro rata from the holders of record in proportion to the number of shares held by holders (with adjustments to avoid redemption of fractional shares).
      Even though the terms of a series of preferred stock may permit redemption of the preferred stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due, we will not redeem any preferred stock of that series unless we simultaneously redeem all outstanding preferred stock of that series, and we do not purchase or otherwise acquire any preferred stock of that series. This does not prohibit the purchase or acquisition of preferred stock under a purchase or exchange offer if this offer is made to all holders of the series of the preferred stock on the same terms.
      We will give notice of a redemption between 30 to 60 days before the date fixed for redemption. We will mail the notice to each record holder of the shares to be redeemed, at their address as it appears on our stock books. Each notice will state:

•	the redemption date;

•	the number of shares and series of the preferred stock to be redeemed;

•	the redemption price;

•	the place(s) where a holder can surrender the certificates for the preferred stock for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.
      If we redeem fewer than all shares of any series of the preferred stock held by any holder, we will also specify in the notice the number of shares to be redeemed from the holder.

      If we have provided notice of redemption, then, beginning on the redemption date for the shares of the series of the preferred stock called for redemption (unless we default in providing money for payment of the redemption price):

•	dividends on the shares of preferred stock called for redemption will cease to accrue;

•	those shares will no longer be considered outstanding; and

•	the holders will no longer have any rights as stockholders except to receive the redemption price.
      When the holders properly surrender the redeemed shares, we will pay the redemption price mentioned above out of funds provided by us. If we redeem fewer than all of the shares represented by any certificate, we will issue a new certificate representing the unredeemed shares without cost to the holder.
Conversion and Exchange
      If any series of offered preferred stock is convertible into or exchangeable for any other class or series of our capital stock, the applicable prospectus supplement relating to that series will include the terms and conditions governing the conversions and exchanges.
Rights at Liquidation
      If we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of preferred stock and any other securities that have rights equal to that series of preferred stock under these circumstances, will be entitled to receive out of our assets that are available for distribution to stockholders:

•	liquidation distributions in the amount stated in the applicable prospectus supplement; and

•	all accrued and unpaid dividends (whether or not earned or declared), before any distribution to holders of common stock or of any securities ranking junior to the series of preferred stock.
      Neither the sale of all or any part of our property and business, nor our merger into or consolidation with any other corporation nor the merger or consolidation of any other corporation with or into us, will be deemed to be a dissolution, liquidation or winding up.
      If our assets are insufficient to pay all amounts to which holders of preferred stock are entitled, we will make no distribution on the preferred stock or on any other securities ranking equal to the preferred stock unless we make a pro rata distribution to those holders. After we pay the full amount of the liquidation distribution to which the holders are entitled, the holders will have no right or claim to any of our remaining assets.
DESCRIPTION OF DEPOSITARY SHARES
      This section describes the general terms and provisions of the depositary shares. The applicable prospectus supplement will describe the specific terms of the series of the depositary shares offered under that applicable prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.
      We have filed a form of deposit agreement, including the form of depositary receipt, as an exhibit to the registration statement.
      This section summarizes the material terms and provisions of the deposit agreement, the depositary shares and the depositary receipts. Because this is a summary it does not contain all of the details found in the full text of the deposit agreement, the depositary shares and the depositary receipts. If you would like additional information, you should read the form of deposit agreement, the form of the depositary shares and the form of depositary receipts relating to the applicable series of preferred stock.
General
      We may offer fractional, rather than full shares of preferred stock. If we exercise this option, we will provide for the issuance by a depositary to the public of depositary receipts evidencing depositary shares, each of which will represent a fractional interest (to be stated in the applicable prospectus supplement relating to a particular series of the preferred stock) in a share of a particular series of the preferred stock.
      We will deposit the shares of any series of the preferred stock underlying the depositary shares under a separate deposit agreement between us and a bank or trust company selected by us, known as a Depositary, having its principal office in the United States, and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will provide the name and address of the Depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. These rights include any dividend, voting, redemption, conversion and liquidation rights.
      While the final depositary receipts are being prepared, we may order the Depositary, in writing, to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. This will entitle the holders to all the rights relating to the final depositary receipts. Final depositary receipts will be prepared without unreasonable delay, and the holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.
Withdrawal of Preferred Stock
      If you surrender depositary receipts at the principal corporate trust office of the Depositary (unless the related depositary shares have previously been called for redemption), you are entitled to receive at that office, should you so request, the number of shares of preferred stock and any money or other property represented by the depositary shares. We will not issue partial shares of preferred stock. If you deliver a number of depositary receipts evidencing a number of depositary shares that represent more than a whole number of depositary shares of preferred stock to be withdrawn, the Depositary will issue you a new depositary receipt evidencing the excess number of depositary shares at the same time that the preferred stock is withdrawn. Holders of preferred stock will no longer be entitled to deposit these shares under the deposit agreement or to receive depositary shares in exchange for those withdrawn shares of preferred stock. We cannot assure you that a market will exist for the withdrawn preferred stock.
Dividends and Other Distributions
      The Depositary will distribute all cash dividends or other cash distributions received for the preferred stock (less any taxes required to be withheld) to the record holders of depositary shares representing the preferred stock in proportion to the number of depositary shares that the holders own on the relevant record date. The Depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum that the Depositary receives for distribution to record holders of depositary shares.
      If there is a distribution other than in cash, the Depositary will distribute property to the record holders of depositary shares that are entitled to it, unless the Depositary determines that it is not feasible to make this distribution. If this occurs, the Depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.
      The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to holders of depositary shares.

Conversion and Exchange
      Unless the applicable prospectus supplement indicates otherwise, the series of preferred stock underlying the depositary shares will not be convertible or exchangeable into any other class or series of our capital stock.
Redemption of Deposited Preferred Stock
      If a series of preferred stock underlying the depositary shares is subject to redemption, we will redeem the depositary shares from the redemption proceeds received by the Depositary, in whole or in part, on the series of preferred stock held by the Depositary. The Depositary will mail notice of redemption between 30 and 60 days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at the address appearing in the Depositary’s records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. When we redeem preferred stock held by the Depositary, the Depositary will redeem as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as we may determine.
      From and after the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders of depositary shares will cease, except the right to receive money or property that the holders of the depositary shares were entitled to receive on redemption. The payments will be made when holders surrender their depositary receipts to the Depositary.
Voting of Deposited Preferred Stock
      Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the Depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the Depositary on how the preferred stock underlying the holder’s depositary shares should be voted. The Depositary will try, if practicable, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions received, and we will take all action that the Depositary may consider necessary to enable the Depositary to do so. The Depositary will not vote any preferred stock if it does not receive specific instructions from the holders of depositary shares relating to the preferred stock.
Taxation
      Owners of depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock represented by the depositary shares. Accordingly, for U.S. federal income tax purposes, they will have the income and deductions to which they would have been entitled if they were holders of the preferred stock. In addition:

•	no gain or loss will be recognized for federal income tax purposes when preferred stock is withdrawn in exchange for depositary shares as provided in the deposit agreement;

•	the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, at the exchange, be the same as the aggregate tax basis of the depositary shares exchanged; and

•	the holding period for the preferred stock in the hands of an exchanging owner of depositary shares who held the depositary shares as a capital asset at the time of the exchange, will include the period during which the person owned the depositary shares.

Amendment and Termination of the Deposit Agreement
      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by an agreement between us and the Depositary. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by either the Depositary or us only if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed; or

•	there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of the related depositary receipts evidencing the depositary shares.
Charges of Depositary
      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Depositary associated with the initial deposit and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges, and any other charges that are stated to be their responsibility in the deposit agreement.
Resignation and Removal of Depositary
      The Depositary may resign at any time by delivering notice to us. We may also remove the Depositary at any time. Resignations or removals will be effective when a successor Depositary is appointed, and when the successor accepts the appointment. The successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50 million.
Miscellaneous
      The Depositary will forward to the holders of depositary shares all reports and communications that it receives from us, and that we are required to furnish to the holders of the preferred stock.
      Neither the Depositary nor us will be liable if the Depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and that of the Depositary under the deposit agreement will be limited to performance in good faith of the duties described in the deposit agreement. Neither the Depositary nor us will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to the Depositary and us. The Depositary and us may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.
DESCRIPTION OF COMMON STOCK
General
      USB is authorized to issue up to 4 billion shares of common stock, par value $.01 per share. As of December 31, 2004, there were 1,857.6 million shares of USB common stock issued and outstanding. Our common stock is listed on the New York Stock Exchange under the symbol “USB.”
Voting and Other Rights
      Each share of USB common stock is entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters. Directors are to be elected by a majority of the votes cast, and stockholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of common stock of USB entitled to vote in any election of directors may elect all of the directors standing for election. In general, however:

•	amendments to the certificate of incorporation will be approved if the votes cast within a voting group favoring the action exceed the votes cast within the voting group opposing the action; and

•	a merger or dissolution of USB, or the sale of all or substantially all of its assets, must be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding voting shares and the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote on the matter as a class.
No Preemptive or Conversion Rights
      Our common stock will not entitle its holders to any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.
Assets upon Dissolution
      In the event of liquidation, holders of USB common stock would be entitled to receive proportionately any assets legally available for distribution to our shareholders with respect to shares held by them, subject to any prior rights of any preferred stock of USB then outstanding.
Distributions
      Holders of USB common stock will be entitled to receive the dividends or distributions that our board of directors may declare out of funds legally available for these payments. The payment of distributions by us is subject to the restrictions of Delaware law applicable to the declaration of distributions by a corporation. Under Delaware law, a corporation may not pay a dividend out of net profits if the capital stock of the corporation is less than the stated amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of the corporation’s assets. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock.
      As a bank holding company, our ability to pay distributions will be affected by the ability of our banking subsidiaries to pay dividends. The ability of these banking subsidiaries, as well as us, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines.
Restrictions on Ownership
      The Bank Holding Company Act generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of USB. Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would require the prior approval of the Federal Reserve Board before acquiring 5% or more of the voting stock of USB. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as USB, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.
Shareholder Rights Plan
      We have a shareholder rights plan that could discourage unwanted or hostile takeover attempts that are not approved by our board. On February 27, 2001, our board declared a dividend of one preferred share purchase right for each outstanding share of our common stock as of March 9, 2001. The rights currently trade with, and are inseparable from, the common stock.
      Each right allows its holder to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock for $100, once the rights become exercisable. This portion of a preferred share will give the shareholder approximately the same dividend and liquidation rights as would one share of common stock. Prior to exercise, a right does not give its holder any dividend, voting or liquidation rights.
      The rights will not be exercisable until the earlier of:

•	10 days after a public announcement that a person or group has obtained beneficial ownership of 10% or more of our outstanding common stock; or

•	10 business days after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming the beneficial owner of 10% or more of our outstanding common stock.
      The date when the rights become exercisable is referred to in the rights plan as the “distribution date.” After that date, the rights will separate from the common stock and will be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of common stock. A person or member of a group that has obtained beneficial ownership of 10% or more of our outstanding common stock may not exercise any rights even after the distribution date.
      A person or group that acquires beneficial ownership of 10% or more of our outstanding common stock is called an “acquiring person.”

•	Flip In. If a person or group becomes an acquiring person, all holders of rights other than the acquiring person may purchase shares of our common stock at half their market value.

•	Flip Over. If, after a person or group becomes an acquiring person, we are acquired by another entity in a merger or similar transaction, all holders of rights other than the acquiring person may purchase shares of the acquiring company at half their market value.
      Our board may redeem the rights for $.01 per right at any time before a person or group becomes an acquiring person. If the board redeems any rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of rights will be to receive the redemption price of $.01 per right.
      Our board may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the preferred shares or common stock. No adjustments to the exercise price of less than 1% will be made.
      The terms of the rights plan may be amended by our board without the consent of the holders of the rights. However, after a person or group becomes an acquiring person, the board may not amend the plan in a way that adversely affects the holders of the rights.

DESCRIPTION OF DEBT WARRANTS
      This section describes the general terms and provisions of the debt warrants. The applicable prospectus supplement will describe the specific terms of the debt warrants offered under that applicable prospectus supplement and any general terms outlined in this section that will not apply to those debt warrants.
      We have filed a form of debt warrant agreement, including the form of debt warrant certificate, as an exhibit to the registration statement.
      This section summarizes the material terms and provisions of the debt warrants. Because this is a summary, it does not contain all of the details found in the full text of the debt warrant agreement and the debt warrant certificate. If you would like additional information, you should read the form of debt warrant agreement and the debt warrant certificate relating to the applicable series of debt securities.
      We may issue debt warrants independently or together with debt securities. The debt warrants will be issued under debt warrant agreements between us and a bank or trust company, as warrant agent, all as stated in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the debt warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of debt warrants.
General
      The applicable prospectus supplement will describe the terms of the debt warrants offered in this prospectus, including the following, if applicable:

•	the offering price;

•	the currencies in which the debt warrants are being offered;

•	the title of the debt warrants;

•	the designation, aggregate principal amount and terms of the debt securities for which the debt warrants are exercisable and the procedures and conditions relating to the exercise of those debt warrants;

•	the designation and terms of any related debt securities with which the debt warrants are to be issued and the number of the debt warrants offered with each debt security;

•	the date, if any, on and after which the holder of the debt warrants can transfer them separately from the related debt securities;

•	the principal amount of debt securities that can be purchased if a holder exercises each debt warrant and the price at which the principal amount can be purchased upon exercise;

•	the date on which the right to exercise the debt warrants will commence and the date on which this right will expire;

•	if the debt securities that can be purchased at the exercise of a debt warrant are original issue discount debt securities, a discussion of the applicable U.S. federal income tax consequences; and

•	whether the debt warrant certificates representing the debt warrants will be issued in registered or bearer form, and if registered, where they are transferred and registered.
      The holder can exchange debt warrant certificates for new debt warrant certificates of different authorized denominations, and can exercise his or her debt warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Holders of debt warrants will not have any of the rights of holders of the debt securities that can be purchased if a holder exercises the debt warrant and will not be entitled to payments of principal of, and any premium or interest on, the underlying debt securities before they exercise their debt warrants.

Exercise of Debt Warrants
      Each debt warrant entitles the holder of that debt warrant to purchase the principal amount of debt securities at the price stated, or determinable in the applicable prospectus supplement. A holder can exercise debt warrants during the period(s) stated in the applicable prospectus supplement. After the close of business on the expiration date, unexercised debt warrants will become void. We will, as soon as practicable, forward to you the debt securities purchased upon exercise. If less than all of the debt warrants represented by the debt warrant certificates are exercised, a new debt warrant certificate will be issued for the remaining debt warrants.
DESCRIPTION OF EQUITY WARRANTS
      This section describes the general terms and provisions of the equity warrants. The applicable prospectus supplement will describe the specific terms of the equity warrants offered under that applicable prospectus supplement and any general terms outlined in this section that will not apply to those equity warrants.
      We have filed a form of equity warrant agreement, including the form of equity warrant certificate, as an exhibit to the registration statement.
      This section summarizes the material terms and provisions of the equity warrants. Because this is a summary, it does not contain all of the details found in the full text of the equity warrant agreement and the equity warrant certificate. If you would like additional information, you should read the form of equity warrant agreement and the equity warrant certificate relating to the applicable series of equity securities.
      We may issue equity warrants independently or, together with equity securities. The equity warrants will be issued under equity warrant agreements between us and a bank or trust company, as warrant agent, all as stated in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the equity warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of equity warrants.
General
      The applicable prospectus supplement will describe the terms of the equity warrants offered in this prospectus, including the following, if applicable:

•	the offering price;

•	the currencies in which the equity warrants are being offered;

•	the title of the equity warrants;

•	the underlying equity securities for which the equity warrants are exercisable and the procedures and conditions relating to the exercise of those equity warrants;

•	the designation of any related equity securities with which the equity warrants are to be issued and the number of the equity warrants offered with each equity security;

•	the date, if any, on and after which the holder of the equity warrants can transfer them separately from the related equity securities;

•	the number of equity securities that can be purchased if a holder exercises each equity warrant and the price at which the equity securities can be purchased upon exercise; and

•	the date on which the right to exercise the equity warrants will commence and the date on which this right will expire.
      The holder can exercise his or her equity warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Holders of equity warrants will not have any of the rights of holders of the equity securities that can be purchased if a holder exercises the equity warrant and will not be entitled to vote, or receive dividends or other distributions on, the underlying equity securities before they exercise their equity warrants.
Exercise of Equity Warrants
      Each equity warrant entitles the holder of that equity warrant to purchase the number of equity securities at the price stated, or determinable in the applicable prospectus supplement. A holder can exercise equity warrants during the period(s) stated in the applicable prospectus supplement. After the close of business on the expiration date, unexercised equity warrants will become void. We will, as soon as practicable, forward to you the equity securities purchased upon exercise. If less than all of the equity warrants represented by the equity warrant certificates are exercised, a new equity warrant certificate will be issued for the remaining equity warrants.
Common Stock Warrant Adjustments
      Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a warrant for common stock will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

•	if we issue capital stock as a dividend or distribution on the common stock;

•	if we subdivide, reclassify or combine the common stock; or

•	if we distribute to all holders of common stock evidences of our indebtedness or our assets, excluding certain cash dividends and distributions, or if we distribute to all holders of common stock certain rights or warrants.
      Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.
      Holders of common stock warrants may have additional rights under the following circumstances:

•	a reclassification or change of the common stock;

•	a consolidation or merger involving our company; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets.
      If one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance if they had exercised their common stock warrants immediately before the transaction.
DESCRIPTION OF UNITS
General
      We may issue units consisting of one or more securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

      If units are offered, the prospectus supplement will describe the terms of the units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may or may not be held or transferred separately;

•	the name of the unit agent;

•	a description of the terms of any unit agreement to be entered into between us and a bank or trust company, as unit agent, governing the units;

•	whether the units will be listed on any securities exchange; and

•	a description of the provisions for the payment, settlement, transfer, or exchange of the units.
Modification
      We and the unit agent may amend the terms of any unit agreement and the units without the consent of the holders to cure any ambiguity, to correct any inconsistent provision, or in any other manner we deem necessary or desirable and which will not affect adversely the interests of the holders. In addition, we may amend the unit agreement and the terms of the units with the consent of the holders of a majority of the outstanding unexpired units affected. However, any modification to the units that materially and adversely affects the rights of the holders of the units, or reduces the percentage of outstanding units required to modify or amend the unit agreement or the terms of the units, requires the consent of the affected holders.
Enforceability of Rights of Unitholders; Governing Law
      The unit agent will act solely as our agent and will not assume any obligation or relationship of agency or trust with the holders of the units. Except as described below, any record holder of a unit, without anyone else’s consent, may enforce his or her rights as holder under any security included in the unit, in accordance with the terms of the included security and the Indenture, warrant agreement, or unit agreement under which that security is issued. Those terms are described in other sections of this prospectus relating to debt securities and warrants.
      Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce his or her rights, including any right to bring legal action, with respect to those units or any included securities, other than debt securities. Limitations of this kind will be described in the prospectus supplement.
      No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee under the Trust Indenture Act. Therefore, holders of units issued under a unit agreement will not have the protection of the Trust Indenture Act with respect to their units.
Unsecured Obligations
      The units are our unsecured contractual obligations. Claims of holders of our units generally will have a junior position to claims of creditors of our subsidiaries including, in the case of our banking subsidiaries, their depositors.

FOREIGN CURRENCY RISKS
General
      We can denominate the securities of a series in, and the principal of, and any interest or premium on, these securities can be payable in, any foreign currencies that we may designate at the time of offering. The applicable prospectus supplement will describe the material risks relating to a particular series of foreign currency securities.
Exchange Rates and Exchange Controls
      An investment in foreign currency securities entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. These risks include, without limitation:

•	the possibility of significant changes in the rate of exchange between the United States dollar and the currency or currency unit specified in the applicable prospectus supplement; and

•	the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments.
      These risks generally depend on economic and political events over which we have no control. In recent years, rates of exchange between the U.S. dollar and some foreign currencies have been highly volatile and this volatility can be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past do not necessarily indicate fluctuations in the rate that may occur during the term of any foreign currency security.
      Depreciation of the specified currency applicable to a foreign currency security against the United States dollar would result in a decrease in:

•	the U.S. dollar-equivalent yield of the security (or the debt security purchasable at the time of exercise of any debt warrant);

•	the U.S. dollar-equivalent value of the principal repayable at maturity of the security (or the debt security purchasable at the time of exercise of a debt warrant); and

•	the U.S. dollar-equivalent market value of the security.
      Governments have imposed from time to time exchange controls and may in the future impose or revise exchange controls at or before the maturity of a foreign currency security (or the maturity of the debt security issuable at the time of exercise of a debt warrant). Even if there are no exchange controls, it is possible that the specified currency for any particular foreign currency security will not be available at the maturity of the debt security (or the maturity of the debt security issuable at the time of exercise of a debt warrant) due to circumstances beyond our control.
Judgments
      If an action based on foreign currency securities was commenced in a court of the United States, it is likely that the court would grant judgment relating to those securities only in U.S. dollars. It is not clear, however, whether, in granting this judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date the judgment is rendered, or some other date. Under current New York law, a state court in the State of New York that gives a judgment on a foreign currency security would be required to give the judgment in the specified currency in which the foreign currency security is denominated, and this judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Holders of foreign currency securities would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time that the applicable trustee converts U.S. dollars to the specified currency for payment of the judgment.

Limited Facilities for Conversion
      Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks generally do not offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, payments on foreign currency securities will, unless otherwise specified in the applicable prospectus supplement, be made from an account with a bank located in the country issuing the specified currency or, for foreign currency securities, denominated in euro, Brussels.
BOOK-ENTRY ISSUANCE
      DTC will act as securities depositary for all of the debt securities, unless otherwise stated in the applicable prospectus supplement. We will issue the debt securities only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). We will issue and deposit with DTC one or more fully-registered global certificates for the debt securities representing in the aggregate, the total number of the debt securities.
      DTC is a limited purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation under the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Others like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly, also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.
      Purchases of debt securities within the DTC system must be made by or through Direct Participants, who will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the Direct and Indirect Participants’ records. DTC will not send written confirmation to Beneficial Owners of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased debt securities. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, unless the book-entry system for the debt securities is discontinued.
      DTC has no knowledge of the actual Beneficial Owners of the debt securities. DTC’s records reflect only the identity of the Direct Participants to whose accounts the debt securities are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners, subject to any statutory or regulatory requirements as is in effect from time to time, will be governed by arrangements among them.
      We will send redemption notices to Cede & Co. as the registered holder of the debt securities. If less than all of the debt securities are redeemed, DTC’s current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

      Although voting on the debt securities is limited to the holders of record of the debt securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on debt securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the relevant trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to Direct Participants for whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).
      The relevant trustee will make distribution payments on the debt securities to DTC. DTC’s practice is to credit Direct Participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to Beneficial Owners. Subject to any statutory or regulatory requirements, participants, and not DTC, the relevant trustee, trust or us, will be responsible for the payment. The relevant trustee is responsible for payment of distributions to DTC. Direct and Indirect Participants are responsible for the disbursement of the payments to the Beneficial Owners.
      DTC may discontinue providing its services as securities depositary on any of the debt securities at any time by giving reasonable notice to the relevant trustee and to us. If a successor securities depositary is not obtained, final debt securities certificates must be printed and delivered. We may, at our option, decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default, the holders of an aggregate principal amount of debt securities may discontinue the system of book-entry transfers through DTC. In this case, final certificates for the debt securities will be printed and delivered.
      We have obtained the information in this section about DTC and DTC’s book-entry system from sources that we believe to be accurate, and we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.
PLAN OF DISTRIBUTION
      We may sell the securities:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.
      The applicable prospectus supplement will include the names of underwriters, dealers or agents retained. The applicable prospectus supplement will also include the purchase price of the securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation, and any securities exchanges on which the securities are listed.
      The underwriters will acquire the securities for their own account. They may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to some conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
      Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

      We may have agreements with the underwriters, dealers, and agents to indemnify them against some civil liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters, dealers or agents may be required to make.
      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.
      We may authorize underwriters, dealers and agents to solicit offers by some specified institutions to purchase securities from us at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions included in the applicable prospectus supplement, and the applicable prospectus supplement will state the commission payable for solicitation of these contracts.
      We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.
      Unless the applicable prospectus supplement states otherwise, all securities, except for common stock, will be new issues of securities with no established trading market. Any underwriters who purchase securities from us for public offering and sale may make a market in those securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that the liquidity of the trading market for any securities will be liquid.
      The maximum commission or discount to be received by any dealer/underwriter will not exceed eight (8) percent.
VALIDITY OF SECURITIES
      Validity of the securities will be passed upon for us by Squire, Sanders & Dempsey L.L.P., Cincinnati, Ohio, and for any underwriters or agents, by Shearman & Sterling LLP, New York, New York.
EXPERTS
      Our financial statements as of December 31, 2004 and 2003 and for each of the two years in the period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their reports which are incorporated by reference in this prospectus. Our financial statements for the year ended December 31, 2002 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their report. Such financial statements and management’s assessment are incorporated herein by reference in reliance upon the reports of such firms given on their authority as experts in accounting and auditing.

GLOSSARY
      Below are abbreviated definitions of capitalized terms used in this prospectus and in the applicable prospectus supplement. The applicable prospectus supplement may contain a more complete definition of some of the terms defined here and reference should be made to the applicable prospectus supplement for a more complete definition of these terms.
      “Beneficial owner” refers to the ownership interest of each actual purchaser of each debt security.
      “Company” refers to U.S. Bancorp and its subsidiaries, unless otherwise stated.
      “Depositary” refers to a bank or trust company selected by us, having its principal office in the United States, and having a combined capital and surplus of at least $50 million, and where we will deposit the shares of any series of the preferred stock underlying the depositary shares under a separate deposit agreement between us and that bank or trust company.
      “Direct Participants” refers to securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, with the New York Stock Exchange, Inc., the American Stock Exchange Inc., and the National Association of Securities Dealers, Inc., own DTC. Purchases of debt securities within the DTC system must be made by or through Direct Participants who will receive a credit for the debt securities on DTC’s records.
      “Indirect Participants” refers to others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly, and who also have access to the DTC system.
      “Omnibus Proxy” refers to the omnibus proxy that DTC would mail under its usual procedures to the relevant trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to Direct Participants for whose accounts the debt securities are credited on the record date.